CREDIT AND SECURITY AGREEMENT

BY AND AMONG

SHELDAHL, INC.
AS BORROWER

VARIOUS FINANCIAL INSTITUTIONS,
AS LENDERS,

AND

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION,
AS AGENT

Dated as of June 19, 1998

This Agreement is made by and among SHELDAHL, INC., a Minnesota corporation (the Borrower), NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association (Norwest; in its separate capacity as administrative agent for certain Lenders, the Agent), and each of the financial institutions appearing on the signature pages hereof, together with such other financial institutions as may from time to time become a party to this Agreement pursuant to the terms and conditions of Article IX
(collectively the Lenders and individually each called a Lender).

Recitals

Norwest, NBD Bank, a Michigan banking corporation (NBD), Harris
Trust and Savings Bank, a bank organized and existing under the laws of the State of Illinois (Harris; and together with Norwest and NBD, the Assigning Lenders) and the Borrower are parties to the Old Loan Documents (defined below). Each Assigning Lender desires to sell a portion of its rights and obligations under the Old Loan Documents to The CIT Group/Equipment Financing, Inc., a New York corporation (CIT) and CIT desires to purchase such rights. The Borrower and the Lenders also desire to amend and restate the Old Credit Agreement and have the Borrower issue new promissory notes to the Lenders to evidence its obligation to repay the loans made by the Lenders.
ACCORDINGLY, in consideration of the mutual covenants and agreements herein contained the Parties hereto hereby agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)	the terms defined in the Preamble and Recitals above and in
this Article have the meanings assigned to them, and include the plural as well as the singular; and
(b)	all accounting terms not otherwise defined herein have the
meanings assigned to them in accordance with GAAP.

Accounts means all of the Borrower's accounts, as such term is defined in the UCC, including without limitation the aggregate unpaid obligations of customers and other account debtors to the Borrower arising out of the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

Additional Warrants has the meaning given in Section 6.16.

Advance means a Revolving Advance, a Term Advance or a Bridge
Advance.

Affiliate or Affiliates means any Person controlled by, controlling or under common control with the Borrower, including (without limitation) any Subsidiary of the Borrower. For purposes of this definition, control, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Agreement means this Amended and Restated Credit and Security
Agreement.

Assignment of Rents means that certain Assignment of Rents and Leases, dated as of May 15, 1991, from the Borrower to the Agent, recorded in the office of the County Recorder for Dakota County, Minnesota, on June 25, 1991, as Document No. 991277 and recorded in the office of the Registrar of Titles for Rice County, Minnesota, on July 9, 1991, as Document No. 14624, as amended.

Availability means the Borrowing Base less the sum of (A) all outstanding and unpaid Revolving Advances and (B) the L/C Amount. Banking Day means a day other than a Saturday, Sunday or other day on which national banks are generally not open for business in Minneapolis, Minnesota and Chicago, Illinois.

Base Rate means the rate of interest publicly announced from time to time by the Agent as its base rate or, if the Agent ceases to announce a rate so designated, any similar successor rate designated by the Agent.

Borrowing Base means, at any time, the lesser of:
(a)	the aggregate Revolving Facility Amounts of the Lenders, or
(b)	subject to change from time to time in the sole discretion
of all the Lenders, the sum of:
(i)	eighty percent (85%) of Eligible Accounts, plus
(ii)	the lesser of $4,000,000 or sixty percent (60%) of Eligible
Raw Materials Inventory, plus
(iii)	the lesser of $4,000,000 or fifty percent (50%) of Eligible
Finished Goods Inventory, plus
(iv)	the lesser of $2,000,000 or twenty percent (20%) of Eligible
Other Inventory, less
(v)	the Ford Reserve.

Bridge Facility means the credit facility described in Section
2.11.

Bridge Facility Amount means, with respect to each Lender, the amount designated as such opposite that Lender's name on the signature page hereof. Bridge Floating Rate means an annual rate equal to the sum of the Base Rate plus three percent (3%), which rate shall change when and as the Base Rate changes.

Capital Expenditure means an expenditure by the Borrower for the lease, purchase or other acquisition of any capital asset, or the lease of any other asset, whether payable currently or in the future.

Cash Flow Available for Debt Service as of a given date means the sum of (i) Pre-tax Net Income, (ii) Interest Expense, (iii) depreciation and amortization, and (iv) operating lease payments, less (v) Capital

Expenditures, for the fiscal year-to-date period ending on such date. Collateral means all of the Borrower's Equipment, General
Intangibles, Inventory, Receivables, Investment Property, all sums on deposit in any Collateral Account or other account of the Borrower, money, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) proceeds of any and all of the foregoing; (iii) in the case of all tangible goods, all accessions; (iv) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any tangible goods; (v) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; and (vi) all sums on deposit in the Special Account.

Collateral Account has the meaning given in the Collateral Account
Agreement.

Collateral Account Agreement means the Collateral Account
Agreement of even date herewith, by and between the Borrower, Norwest in its capacity as collateral account bank and the Agent, as the same may be further amended, supplemented or restated from time to time.

Collections means any amounts paid by or recovered from (i) the Borrower pursuant to the Loan Documents, (ii) any guarantor or other Person liable in respect of any of the Borrower's Obligations, (iii) any Lender's exercise of any right of setoff against the Borrower or any guarantor, and (iv) the recovery or realization on any Collateral (or any property or claim given in substitution therefor).

Commitment means, with respect to each Lender, the Lender's commitment to make Advances and cause Letters of Credit to be issued (or share in the risk therein) pursuant to Article II.

Debt of any Person means (i) all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person as at the date as of which Debt is to be determined,
(ii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by such Person, whether or not the indebtedness secured thereby shall have been assumed, and
(iii) guaranties and endorsements (other than for purposes of collection in the ordinary course of business) by such Person and other contingent obligations of such Person in respect of, or to purchase or otherwise acquire, indebtedness of others.

Debt Service as of a given date means the sum of (i) all installments of principal on Debt of the Borrower, (ii) Interest
Expense, (iii) operating lease payments and (iv) all installments of rent under capitalized lease obligations of the Borrower (determined in accordance with GAAP) incurred during the fiscal year-to-date period ending on such date.

Debt Service Coverage Ratio means the ratio of (i) Cash Flow
Available for Debt Service to (ii) Debt Service.

Default means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

Default Period means any period of time beginning on the first day of any month during which a Default or Event of Default has occurred and ending on the date the Agent notifies the Borrower in writing that such Default or Event of Default has been cured or waived by the Required Lenders.

Default Rate means, with respect to the Revolving Advances, an annual rate equal to two percent (2%) over the Revolving Floating Rate, which rate shall change when and as the Revolving Floating Rate changes, with respect to the Term Advances, an annual rate equal to two percent (2%) over the Term Floating Rate, which rate shall change when and as the Term Floating Rate changes, and with respect to the Bridge Advances, an annual rate equal to two percent (2%) over the Bridge Floating Rate, which rate shall change when and as the Bridge Floating Rate changes.

Deferred Interest has the meaning given in Section 2.13.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Eligible Accounts means all unpaid Accounts, net of any credits, except the following shall not in any event be deemed Eligible Accounts:
(i)	that portion of Accounts (other than dated Accounts)
unpaid 60 days or more after the due date, and that portion of dated Accounts unpaid 30 days or more after the stated due date or
120 days or more after the shipping date;
(ii)	that portion of Accounts that is disputed or subject
to a claim of offset or a contra account;
(iii)	that portion of Accounts not yet earned by the final
delivery of goods or rendition of services, as applicable, by the Borrower to the customer;
(iv)	Accounts owed by any unit of government, whether
foreign or domestic (provided, however, that there shall be
included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Agent that (A) the Agent has a first priority perfected security interest and (B) such Accounts may be enforced by the Agent directly against such unit of government under all applicable laws);
(v)	Accounts owed by an account debtor located outside the
United States which are not backed by a bank letter of credit assigned to the Agent (if such assignment is required by the
Agent), in the possession of the Agent and acceptable to the Agent in all respects, in its sole discretion; provided, however, that, Accounts due and owing from Siemens, Bosch, Delco, Ford, Texas Instruments, Polaroid, 3M, Hewlett Packard and Motorola which satisfy all other requirements of this definition (including without limitation clause (xii)), shall not be deemed ineligible because of this clause;
(vi)	Accounts owed by an account debtor that is insolvent,
the subject of bankruptcy proceedings or has gone out of business;
(vii)	Accounts owed by a shareholder, Subsidiary, Affiliate,
officer or employee of the Borrower;
(viii)	Accounts not subject to a duly perfected
security interest in the Agent's favor or which are subject to any lien, security interest or claim in favor of any Person other than the Agent including without limitation any payment or performance bond;
(ix)	that portion of Accounts that has been restructured,
extended, amended or modified;
(x)	that portion of Accounts that constitutes advertising,
finance charges, service charges or sales or excise taxes;
(xi)	Accounts owed by an account debtor, regardless of
whether otherwise eligible, if 10% or more of the total amount due under Accounts from such debtor is ineligible under clauses (i),
(ii) or (ix) above, provided, however, that the Agent may from time to time in its sole discretion exclude from the operation of this clause (xi) those Accounts that the Agent designates; and;
(xii)	Accounts, or portions thereof, otherwise deemed
ineligible by the Agent in its sole discretion.

Eligible Equipment means all Equipment owned by the Borrower free and clear of any other lien, security interest or encumbrance other than the Security Interest in favor of the Agent.

Eligible Inventory means all Inventory of the Borrower, at the lower of cost or market value as determined in accordance with GAAP; provided, however, that the following shall not in any event be deemed Eligible Inventory:
(i)	Inventory that is: in-transit (provided that goods in
transit in the ordinary course of business between the Borrower's facilities in Brown and Marshall Counties, South Dakota, its facilities in Rice and Dakota Counties, Minnesota and Boulder
County, Colorado shall not be excluded by this clause); located at any warehouse, job site or other premises not approved by the
Agent in writing; located outside of the states, or localities, as applicable, in which the Agent has filed financing statements to perfect a first priority security interest in such Inventory;
covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title not in the Agent's possession; on consignment from or to any Person or subject to any bailment;
(ii)	Supplies, packaging, maintenance parts or sample
Inventory;
(iii)	Inventory that is damaged, obsolete, slow moving or
not currently saleable in the normal course of the Borrower's operations;
(iv)	Inventory that the Borrower has returned, has
attempted to return, is in the process of returning or intends to return to the vendor thereof;
(v)	Inventory that is perishable or live;
(vi)	Inventory manufactured by the Borrower pursuant to a
license unless the applicable licensor has agreed in writing to permit the Agent to exercise its rights and remedies against such Inventory; provided, however, that all Inventory manufactured using Sidrabe Technology shall not be deemed ineligible under this
(vi) until the 91st day after the date of this Agreement or such later date as the Agent may agree to in its sole discretion;
(vii)	Inventory that is subject to a security interest in
favor of any Person other than the Agent; and
(viii)Inventory otherwise deemed ineligible by the Agent in its sole discretion.

Eligible Finished Goods Inventory means that portion of Eligible
Inventory consisting of finished goods ready for immediate sale and delivery to the Borrower's customers without further modification or completion.

Eligible Other Inventory means that portion of Eligible Inventory other than Eligible Raw Materials Inventory and Eligible Finished Goods Inventory that the Agent may from time to time determine in its sole discretion to be a component of the Borrowing Base.

Eligible Raw Materials Inventory means that portion of Eligible
Inventory consisting of raw materials of the Borrower that has not been modified, converted or in any way finished by the Borrower and is in the same form as originally delivered by the vendor thereof.

Environmental Indemnity means the Environmental Indemnity of the Borrower, in favor of the Agent, dated as of May 15, 1991, as amended, which indemnifies the Agent against all environmental liabilities related to the Premises.

Environmental Laws has the meaning specified in Section 5.16.

Equipment means all of the Borrower's equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Agent by the Borrower.

Existing Revolving Advances has the meaning given in Section 2.1.

Existing Security Documents means the Collateral Account
Agreement, the Environmental Indemnity, the Mortgage and the Assignment of Rents.

Existing Term Advances has the meaning given in Section 2.8.Event of Default has the meaning specified in Section 8.1.

Facility means the Revolving Facility, the Term Facility or the Bridge Facility, and Facilities means two or more of them.

Facility Amount means the Revolving Facility Amount, the Term
Facility Amount or the Bridge Facility Amount.

Federal Funds Rate means the average rate for overnight federal funds transactions, as determined by the Agent in any reasonable manner.

Ford Reserve means an amount equal to $9,332,000, provided, however, (i) if the Borrower returns to Ford Motor Company (Ford) the overpayment made by Ford to the Borrower on or about April 26, 1998 in the amount of $9,332,000 (the Overpayment), such amount shall equal $-0- ; and (ii) if the Agent receives a copy of specific written instructions from Ford directing the Borrower to hold the Overpayment and apply it to existing Accounts and to retain any excess against future Accounts, such amount shall equal the amount of the Overpayment not yet applied to Eligible Accounts owed by Ford.

Funding Date has the meaning given in Section 2.2.

GAAP means generally accepted accounting principles, consistent with those principles applied in the financial statements referred to in
Section 5.8, or as amended from time to time in accordance with generally accepted accounting principles.

General Intangibles means all of the Borrower's general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower's name, and the goodwill of the Borrower's business.

Hazardous Substance has the meaning specified in Section 5.16.
Income Tax Expense means the Borrower's state and federal income tax liability.

Interest Expense means, for any period, the total gross interest expense of the Borrower during such period, net of interest capitalized pursuant to GAAP, and shall in any event include, without limitation,
(i) interest expensed (whether or not paid) on all Debt, (ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, and (iv) the portion of any capitalized lease obligation allocable to interest expense.

Inventory means all of the Borrower's inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

Investment Property means all of the Borrower's investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

L/C Amount means the sum of (i) the aggregate amount that may be drawn on all issued and outstanding Letters of Credit, assuming compliance with all conditions for drawing thereunder and (ii) the unpaid amount of the Obligation of Reimbursement.

L/C Application means an application and agreement for letters of credit in a form acceptable to the Agent.

Lessor's Agreement or Lessors' Agreements means the Lessors'
Agreements pursuant to which the Lessors of the Premises in which the Borrower conducts its businesses, provide certain assurances to the Agent.

Letter of Credit or Letters of Credit has the meaning specified in
Section 2.4.

Loan Documents means this Agreement, the Notes, the Environmental
Indemnity and the Security Documents.

Lockbox has the meaning given in the Lockbox Agreement.

Lockbox Agreement means the Agreement for Lockbox Services by and between the Borrower, Norwest in its capacity as lockbox agent and the Agent of even date herewith, as the same may be amended, supplemented or restated from time to time.

Maturity Date means (i) May 31, 2001 for the Revolving Facility and the Term Facility and (ii) May 31, 2000 for the Bridge Facility.

Mortgage means the Combination Mortgage, Security Agreement and
Fixture Financing Statement, dated as of May 15, 1991, from the Borrower as mortgagor to the Agent as mortgagee, recorded in the office of the County Recorder for Dakota County, Minnesota, on June 25, 1991, as Document No. 991276 and recorded in the office of the Registrar of Titles for Rice County, Minnesota, on July 9, 1991, as Document
No. 14622, as amended.

Mortgaged Property has the meaning given in the Mortgage.

Net Equity Proceeds means the net cash proceeds actually received by the Borrower from sale of additional common or preferred stock or convertible instruments in the Borrower on or after the Funding Date.

Net Income of any Person means, with respect to the applicable period of computation, such Person's after tax net income from operations, determined in accordance with GAAP.

Net Worth means the aggregate of capital and surplus, as determined in accordance with GAAP.

Notes means the Revolving Notes, the Term Notes and the Bridge
Notes.

Obligations means each and every debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lenders, or any of them, (whether such debt, liability or obligation now exists or is hereafter created or incurred, and including specifically, but not limited to, the Obligation of Reimbursement, the obligation to fund the Special Account, and all indebtedness of the Borrower evidenced by the Notes, or arising under any L/C Application completed by the Borrower).

Obligation of Reimbursement has the meaning specified in
Section 2.5(a).

Old Credit Agreement means that certain Amended and Restated
Credit and Security Agreement dated as of November 24, 1993, as amended before the date hereof.

Old Loan Documents means the Old Credit Agreement and the Old
Revolving Notes.

Old Revolving Notes means (i) that certain Revolving Note dated as of March 12, 1996 payable to the order of Norwest in the original principal amount of $11,666,666.67; (ii) that certain Revolving Note dated as of March 12, 1996 payable to the order of Harris in the original principal amount of $11,666,666.67; (iii) that certain Revolving Note dated as of March 12, 1996 payable to the order of NBD in the original principal amount of $11,666,666.66; (iv) that certain Revolving Note (Facility B) dated as of April 4, 1997 payable to the order of Norwest in the original principal amount of $4,000,000;
(v) that certain Revolving Note (Facility B) dated as of April 4, 1997 payable to the order of Harris in the original principal amount of $4,000,000; and (vi) that certain Revolving Note (Facility B) dated as of April 4, 1997 payable to the order of NBD in the original principal amount of $4,000,000.

Old Term Notes means (i) that certain Term Note dated as of January 24, 1995, payable to the order of Norwest in the original principal amount $6,666,666.67; (ii) that certain Term Note dated as of January 24, 1995, payable to the order of Harris in the original principal amount $6,666,666.67; and (iii) that certain Term Note dated as of January 24, 1995, payable to the order of NBD in the original principal amount $6,666,666.66.

Original Warrants means each Warrant issued to each Lender dated as of the date of this Agreement to purchase not less than 25,000 shares of the Borrower's common stock, and any warrants issued in exchange or substitution therefor.

Patent and Trademark Security Agreement means the Patent and
Trademark Security Agreement of even date herewith by and between the Borrower and the Agent, as the same may be amended, supplemented or restated from time to time.

Percentage means, with respect to each Lender and for each Facility, the percentage so designated with such Lender's signature to this Agreement.

Permitted Liens has the meaning given in Section 7.1.

Person means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Plan means an employee benefit plan or other plan maintained for employees of the Borrower or an Affiliate of the Borrower and covered by Title IV of ERISA.

Premises means all premises where the Borrower conducts its business and has any rights of possession, including (without limitation) the premises legally described in Exhibit D.

Pre-tax Net Income as of a given date means fiscal year-to-date net income from operations inclusive of charges incurred for restructuring and before Income Tax Expenses.

Real Estate means the real property subject to the Mortgage.

Receivables means each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person's interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

Reportable Event shall have the meaning assigned to that term in Title IV of ERISA.

Required Lenders means Lenders holding together at least 75% of the Obligations, determined as if a Settlement Date had just occurred.

Revolving Advance has the meaning specified in Section 2.2.

Revolving Facility means the revolving credit facility described in Section 2.2 and the letter of credit facility described in Section 2.4.

Revolving Facility Amount means, with respect to each Lender, the amount designated as such opposite that Lender's name on the signature page hereof, unless said amount is reduced pursuant to Section 2.15, in which event it means the amount to which said amount is reduced.

Revolving Floating Rate means an annual rate equal to (i) from the Funding Date through the date the Bridge Notes are paid in full, the sum of the Base Rate plus one percent (1%), and (ii) after the Bridge Notes are paid in full, the Base Rate, which rate shall change when and as the Base Rate changes.

Revolving Notes means the Borrower's promissory notes payable to the order of each of the Lenders in substantially the form attached hereto as Exhibit A, dated as of the Funding Date.

Securities Act means the Securities Act of 1933, as amended.

Security Documents means this Agreement, the Patent and Trademark
Security Agreement, the Lockbox Agreement, the Collateral Account
Agreement, the Existing Security Documents and any other document delivered to the Agent from time to time to secure the Obligations, as the same may hereafter be amended, supplemented or restated from time to time.

Security Interest has the meaning specified in Section 3.1.

Servicer means Norwest Business Credit, Inc., a Minnesota corporation, or such other person as the Agent may from time to time designate.

Settlement Date means (a) every Tuesday hereafter, commencing with Tuesday, June 30, 1998, or, if such day is not a Banking Day, the next succeeding Banking Day, and (b) any other Banking Day designated as a Settlement Date by the Agent in its discretion upon not less than one
(1) Banking Day's notice to each Lender.

Sidrabe has the meaning given in Section 6.13.

Sidrabe Technology has the meaning given in Section 6.13.

Special Account means a specified cash collateral account maintained by the Agent in connection with outstanding Letters of Credit, as contemplated by Section 2.6.

Subsidiary means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

Term Advance has the meaning specified in Section 2.9.

Term Facility means the credit facility described in Section 2.9.

Term Facility Amount means, with respect to each Lender, the amount designated as such opposite that Lender's name on the signature page hereof.

Term Floating Rate means an annual rate equal to (i) from the Funding Date through the date the Bridge Notes are paid in full, the sum of the Base Rate plus one percent (1%), and (ii) after the Bridge Notes are paid in full, the Base Rate, which rate shall change when and as the Base Rate changes.

Term Notes means the Borrower's promissory notes, payable to the order of each Lender, in substantially the form attached hereto as Exhibit B, dated as of the Funding Date.

Termination Date means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility and satisfies all Obligations pursuant to Section 2.15, or (iii) the date the Agent demands payment of the Obligations after an Event of Default pursuant to
Section 8.2.

UCC means the Uniform Commercial Code as in effect from time to time in the state designated in Section 10.17 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

Warrant Stock means the shares of common stock of the Borrower issuable upon exercise of the Warrants and all shares of common stock of the Borrower issued in exchange or substitution therefor.

Warrants means the Original Warrants and the Additional Warrants.
Section 1.2 Cross References. All references in this Agreement to Articles, Sections and subsections, shall be to Articles, Sections and subsections of this Agreement unless otherwise explicitly specified.

ARTICLE II

Amount and Terms of the Revolving and Term Facilities; Letters of Credit

Section 2.1 Existing Revolving Advances. The Assigning Lenders have made various advances to the Borrower (the "Existing Revolving
Advances") the Borrower's obligation to pay which is evidenced by the Old Revolving Notes. As of the date hereof, the outstanding principal balance of the Existing Revolving Advances and all interest accrued but unpaid thereon was $37,581,917.49. On the Funding Date, the Existing Revolving Advances shall be deemed to be Revolving Advances made pursuant to Section 2.2 and repayable in accordance with the Revolving Notes. To the extent the Revolving Notes evidence the Existing Revolving Advances, the Revolving Notes shall be issued in substitution for and replacement of but not in payment of the Old Revolving Notes.

Section 2.2 Revolving Advances. The Borrower may from time to time request Revolving Advances under this Section 2.2, and each Lender agrees, severally and not jointly, to make advances to the Borrower from time to time during the period from the date all of the conditions set forth in Section 4.1 have been satisfied (the Funding Date) to the Termination Date, on the terms and subject to the conditions herein set forth (the Revolving Advances). Each Lender's obligation hereunder to make Revolving Advances to the Borrower shall be limited to such Lender's Percentage of the Revolving Advance requested by the Borrower hereunder, provided, however, that (i) the aggregate amount of outstanding Revolving Advances made by a Lender shall not exceed that Lender's Revolving Facility Amount less that Lender's Percentage of the L/C Amount,
(ii) the aggregate amount of Revolving Advances made by a Lender and that Lender's Percentage of the L/C Amount shall not exceed that Lender's Percentage of the Borrowing Base and (iii) the aggregate amount of all outstanding Revolving Advances and the L/C Amount shall not exceed the Borrowing Base. All Revolving Advances shall be secured by the Collateral as provided in Article III and a portion of the Revolving Advances shall be secured by the Mortgage as more fully described therein. The Borrower's obligation to pay each Lender's Percentage of the Revolving Advances shall be evidenced by a Revolving Note payable to the order of such Lender. Within the limits set forth in this Section 2.2, the Borrower may obtain Revolving Advances hereunder, repay Revolving Advances pursuant to Section 2.15 and reborrow under this Section 2.2.

Section 2.3 Procedures for Requesting Revolving Advances. The
Borrower agrees to comply with the following procedures in requesting Revolving Advances under this Section 2.2:
(a)	The Borrower shall make each request for a Revolving Advance under Section 2.2 to the Agent before 11:00 a.m. (Minneapolis, Minnesota time) of the day of the requested Revolving Advance. Each request for a Revolving Advance may be made in writing or by telephone, specifying the date of the requested Revolving Advance and the amount thereof, and shall be by (i) any officer of the Borrower; or (ii) any person designated as the Borrower's agent by any officer of the Borrower in a writing delivered to the Agent; or (iii) any person reasonably believed by the Agent to be an officer of the Borrower or such a designated agent.
(b)	Unless the Agent elects to follow the procedure set forth in
Section 9.3(d), promptly upon receipt of each request for a Revolving Advance, the Agent shall notify each Lender by telephone or telecopy of the request and subject to fulfillment of the applicable conditions set forth in Article IV, each Lender shall make its Percentage of the requested Revolving Advance available to the Agent in immediately available funds at the Agent's address specified in Section 10.5, not later than 2:00 p.m. (Minneapolis, Minnesota time) on the date of such Revolving Advance; provided that each Lender shall have received funding notice not later than 12:00 noon (Minneapolis, Minnesota time) on such day.
(c)	Upon fulfillment of the applicable conditions set forth in
Article IV, the Agent shall make the proceeds of each Lender's Revolving Advance available to the Borrower by crediting the same to the Borrower's demand deposit account maintained with the Agent unless the Agent and the Borrower shall agree to another manner of disbursement. Upon the Agent's request, the Borrower shall promptly confirm each telephonic request for a Revolving Advance by executing and delivering an appropriate confirmation certificate to the Agent. The Borrower shall be obligated to repay all Revolving Advances under this Section 2.2 notwithstanding the Agent's failure to receive such confirmation and notwithstanding the fact that the person requesting the same was not in fact authorized to do so. Any request for a Revolving Advance under this
Section 2.2, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in
Section 4.2  have been satisfied as of the time of the request.

Section 2.4 Letters of Credit. The Borrower may from time to time on and after the Funding Date request that the Agent issue one or more irrevocable standby or documentary letters of credit (each, a Letter of Credit) for the Borrower's account and the Agent agrees, upon the terms and subject to the conditions set forth in this Agreement, to issue Letters of Credit at the Borrower's request, provided that the face amount of all Letters of Credit at any time outstanding shall at no time exceed the lesser of:
(i) $750,000, or (ii) Availability.
(a)	At least five days before the issuance of each Letter of
Credit, the Borrower shall execute and deliver to the Agent an L/C
Application in such form as the Agent may require. Upon receipt thereof, the Agent shall notify each Lender by telephone or telecopy of the request and of the amount of such Lender's Percentage of risk therein.
The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of this Agreement, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.
(b)	No Letter of Credit shall be issued with an expiry date
later than the Termination Date in effect as of the date of issuance.
(c)	Any request for the issuance of a Letter of Credit under
this Section 2.4 shall be deemed to be a representation by the Borrower that the statements set forth in Section 4.2 are correct as of the time of the request.

Section 2.5 Payment of Obligation of Reimbursement. The Borrower
shall pay to the Agent any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated.
(a)	Obligation of Reimbursement. The Borrower shall pay the
Agent on the day a drawing is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Agent may pay or incur relative to such draw, plus interest on all such amounts, charges and expenses as provided in Section 2.22(d) and (e) (all such amounts are hereinafter referred to, collectively, as the Obligation of Reimbursement). The Obligation of Reimbursement shall be secured by the Collateral as provided in Article III.
(b)	Revolving Advance to Pay Obligation of Reimbursement.
Whenever a drawing is submitted under a Letter of Credit, the Agent may treat such drawing as a request for a Revolving Advance under Section
2.2 and will so notify the Lenders in accordance therewith. Any funding of a Revolving Advance by the Lenders hereunder shall be applied by the Agent to payment of any such draft. Any Revolving Advances made under this Subsection (b) shall be evidenced by Revolving Notes of the Lenders in their respective Percentage thereof, shall bear interest at the
Revolving Floating Rate, and shall be treated in all respects as a
Revolving Advance hereunder.
(c)	Borrower's Obligation if No Revolving Advance Made. If a
drawing is submitted under a Letter of Credit when the Lenders are not obligated to make Revolving Advances to pay the Obligation of
Reimbursement, the Borrower shall pay to the Agent on demand and in immediately available funds, the amount of the Obligation of
Reimbursement together with interest accrued from the date of payment of any such drawing until payment in full at the Revolving Floating Rate.
(d)	Lenders' Participations in Obligation of Reimbursement. Each
Lender shall be deemed to hold an undivided participating interest in the Obligation of Reimbursement equal to that Lender's Percentage thereof. If the Agent makes any payment pursuant to the terms of a
Letter of Credit and is not promptly reimbursed by a Revolving Advance under Section 2.2 or otherwise, the Agent may request that each Lender pay to the Agent such Lender's Percentage of the Obligation of
Reimbursement.
(i)	Upon receipt of any such request before 11:00 a.m.
(Minneapolis time) on a Banking Day, each Lender shall be
unconditionally and irrevocably obligated to pay its Percentage of the Obligation of Reimbursement to the Agent in immediately
available funds before 3:00 p.m. (Minneapolis time) on such date.
Notices received after 11:00 a.m. (Minneapolis time) shall be deemed to have been received on the following Banking Day.
(ii)	If payment is not made by a Lender when due hereunder,
interest on the unpaid amount shall accrue from the date of the
Agent's request through the date of payment at the Federal Funds
Rate.
(iii)	After making any payment to the Agent under this
subsection in connection with a particular Obligation of Reimbursement, a Lender shall be entitled to participate to the extent of its Percentage in the related reimbursements received by the Agent, whether in the form of payments by the Borrower, payments from third parties or proceeds of Collateral. Upon receiving any such reimbursement, the Agent will distribute to each Lender its Percentage of such reimbursement. At the Agent's option, any payment by a Lender hereunder may be deemed a Revolving Advance in accordance with Section 2.2.

Section 2.6 Special Account. If the Revolving Facility is terminated for any reason whatsoever while any Letter of Credit is outstanding the Borrower shall thereupon pay the Agent in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be maintained by the Agent in its own name as a special pledged collateral account. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. Amounts on deposit in the Special Account may be applied by the Agent at any time or from time to time to the Obligations in the Agent's sole discretion, and shall not be subject to withdrawal by the Borrower so long as the Agent maintains a security interest therein. The Agent agrees to transfer any balance in the Special Account to the Borrower at such time as the Agent is required to release its security interest in the Special Account under applicable law.

Section 2.7 Obligations Absolute. The Borrower's Obligation of Reimbursement arising under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including (without limitation) the following circumstances:
(a)	any lack of validity or enforceability of any Letter of
Credit or any other agreement or instrument relating to any Letter of Credit (collectively the "Related Documents");
(b)	any amendment or waiver of or any consent to departure from
all or any of the Related Documents;
(c)	the existence of any claim, setoff, defense or other right
which the Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;
(d)	any statement or any other document presented under any
Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
(e)	payment by or on behalf of the Agent under any Letter of
Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or
(f)	any other circumstance or happening whatsoever, whether or
not similar to any of the foregoing.

 Section 2.8 Old Term Advances. The Assigning Lenders have made various advances to the Borrower the Borrower's obligation to pay which was evidenced by the Old Term Notes. The Old Term Notes have been paid in full and are no longer outstanding.

Section 2.9 Term Facility. Each Lender agrees severally, but not jointly, to make a single advance to the Borrower (each a "Term Advance"), on the Funding Date, on the terms and subject to the conditions herein set forth, in an amount equal to its Term Facility Amount. All Term Advances shall be secured by the Collateral as provided in Article III. The Borrower's obligation to repay the Term Advance made by each Lender shall be evidenced by a Term Note payable to the order of such Lender.

Section 2.10 Payment of Term Notes. The principal of the Term
Notes will be payable in aggregate equal monthly installments of $205,130 beginning January 1, 1999 and on the first day of each month thereafter until the Termination Date at which time the outstanding principal balance of the Term Notes and all interest accrued thereon shall be due and payable in full.

Section 2.11 Bridge Facility. Each Lender agrees, severally but not jointly, to make a single advance (each a "Bridge Advance") on the Funding Date to the Borrower in the amount of each Lender's Bridge Facility Amount on the terms and subject to the conditions herein set forth. All Bridge Advances shall be secured by the Collateral as provided in Article III. The Borrower's obligation to repay the Bridge Advance made by each Lender shall be evidenced by a Bridge Note payable to the order of such Lender.

Section 2.12 Payment of Bridge Notes. The principal of the Bridge
Notes will be payable as follows: (a) $5,000,000 on August 31, 1998,
(b) $4,500,000 on November 30, 1998; (c) $3,166,667 on May 31, 1999,
(d) $3,166,667 on November 30, 1999, and (e) all remaining principal on the earlier of the Maturity Date for the Bridge Facility or the Termination Date at which time all interest accrued thereon shall be due and payable in full. In addition to the above described payments, the Borrower shall pay to the Agent upon receipt 50% of all Net Equity Proceeds, to be applied to the payments on the Bridge Notes described above in order of maturity.

Section 2.13 Interest; Default Interest; Usury; When Interest Due
and Payable.
(a)	Revolving Notes. Except as set forth in Subsections (e) and
(g), the outstanding principal balance of the Revolving Notes shall bear interest at the Revolving Floating Rate.
(b)	Term Notes. Except as set forth in Subsections (e) and (g),
the outstanding principal balance of the Term Notes shall bear interest at the Term Floating Rate.
(c)	Bridge Notes - Regular Interest. The outstanding principal
balance of the Bridge Advances shall bear interest at the Bridge
Floating Rate.
(d)	Bridge Notes - Deferred Interest. Beginning July 1, 1998, in
addition to accruing interest at the Bridge Floating Rate, the outstanding principal balance of the Bridge Advances shall also bear interest at the rate of thirteen and one half percent (13.5%) per annum ("Deferred Interest").
(e)	Default Interest Rate. At any time during any Default
Period, in the Required Lenders' sole discretion and without waiving any of its other rights and remedies, the principal of the Revolving Advances, the Term Advances and the Bridge Advances outstanding from time to time shall bear interest at the Default Rate, effective for any periods designated by the Required Lenders from time to time during that Default Period.
(f)	Participations. If any Person shall acquire a participation
in the Advances or Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.13 along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at rates other than the rates in effect under this Section 2.13, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.
(g)	Usury. In any event no rate change shall be put into effect
which would result in a rate greater than the highest rate permitted by law.
(h)	When Due. Interest accruing pursuant to Subsections (a) and
(b) shall be payable in arrears on the first day of each month and on the Termination Date. Interest accruing pursuant to Subsection (c) shall be payable in arrears on the first day of each month, the Termination Date or earlier prepayment in full. Deferred Interest under Subsection
(d) shall be due and payable on the earliest of the Maturity Date for the Bridge Facility, the Termination Date or earlier prepayment in full.

Section 2.14 Computation of Interest and Fees. Fees hereunder and interest accruing on the principal balance of the Advances and the Obligation of Reimbursement outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.15 Voluntary Prepayment; Reduction of the Revolving
Facility Amount; Termination of the Credit Facility by the Borrower. Except as otherwise provided herein, the Borrower may prepay the Revolving Advances in whole at any time or from time to time in part and may prepay the Term Advances (other than in accordance with Section 2.10), prepay the Bridge Advances (other than in accordance with Section 2.12), reduce the Revolving Facility Amount or terminate the Credit Facility at any time provided:
(a)	The Borrower gives the Agent at least 30 days' prior written notice.
(b)	The Borrower pays the prepayment, termination or facility
amount reduction fees in accordance with Section 2.16.
(c)	Any reduction of the Revolving Facility Amount or prepayment of the Term Advances or the Bridge Advances shall be pro rata among the Lenders in accordance with their respective Percentages.
(d)	The Revolving Facility Amount is not reduced to an amount
less than the sum of the L/C Amount and the aggregate outstanding principal balance of the Revolving Advances owed to all Lenders at the time of any such reduction and no such reduction shall reduce any
Lender's Revolving Facility Amount to an amount less than the then-
aggregate outstanding balance of the Revolving Advances due and owing to such Lender plus such Lender's Percentage of the L/C Amount.
(e)	No Letter of Credit has been issued and is outstanding with
an expiration date after the date of any such early termination.
(f)	Any prepayment of the Term Advances (other than in
accordance with Section 2.10), prepayment of the Bridge Advances (other than in accordance with Section 2.12) or reduction in the Revolving
Facility Amount must be in an amount not less than $250,000 for each
Lender or an integral multiple thereof.
(g)	If the Borrower reduces the Revolving Facility Amount to
zero, all Obligations shall be immediately due and payable.
(h)	Any partial prepayments of the Term Advances (other than in
accordance with Section 2.10) or prepayment of the Bridge Advances
(other than in accordance with Section 2.12) shall be applied to principal payments due and owing in inverse order of their maturities.
Upon termination of the Credit Facility and payment and performance of all Obligations, the Lender shall release or terminate the Security Interest and the Security Documents to which the Borrower is entitled by law.

Section 2.16 Termination, Facility Amount Reduction and Prepayment
Fees; Waiver of Termination, Prepayment and Facility Amount Reduction Fees.
(a)	Termination and Revolving Facility Amount Reduction Fees. If
the Credit Facility is terminated for any reason as of a date other than the Maturity Date, or the Borrower reduces the Revolving Facility Amount of any Lender, the Borrower shall pay the affected Lender(s) a fee in an amount equal to a percentage of the Revolving Facility Amounts (or the reduction, as the case may be) as follows: (i) three percent (3%) if the termination or reduction occurs on or before the first anniversary of the Funding Date; (ii) two percent (2%) if the termination or reduction occurs after the first anniversary of the Funding Date but on or before the second anniversary of the Funding Date; (iii) one percent (1%) if the termination or reduction occurs after the second anniversary of the Funding Date but on or before the date six months before the Maturity
Date for the Revolving Facility; and (iv) one half of one percent (0.5%)
if prepayment occurs after the date six months before the Maturity Date for the Revolving Facility but before the Maturity Date for the
Revolving Facility
(b)	Prepayment Fees - Term Facility. If the Term Notes are
prepaid other than in accordance with Section 2.10, the Borrower shall pay to the Lenders a fee in an amount equal to a percentage of the amount so prepaid as follows: (i) three percent (3%) if prepayment occurs on or before the first anniversary of the Funding Date; (ii) two percent (2%) if prepayment occurs after the first anniversary of the Funding Date but on or before the second anniversary of the Funding
Date; (iii) one percent (1%) if prepayment occurs after the second anniversary of the Funding Date but on or before the date six months before the Maturity Date for the Term Facility; and (iv) one half of one percent (0.5%) if prepayment occurs after the date six months before the Maturity Date for the Term Facility but before the Maturity Date for the Term Facility.
(c)	Prepayment Fees - Bridge Facility. If the Bridge Notes are
prepaid other than in accordance with Section 2.12, the Borrower shall pay to the Lenders a fee in an amount equal to a percentage of the amount so prepaid as follows: (i) three percent (3%) if prepayment occurs on or before the first anniversary of the Funding Date; and
(ii) two percent (2%) if prepayment occurs after the first anniversary of the Funding Date but on or before the second anniversary of the
Funding Date.
(d)	Waiver of Fees. The Borrower will not be required to pay any fees otherwise due under this Section 2.16 if the termination of the Credit Facility, reduction of the Revolving Facility Amount or prepayment of the Term Notes or Bridge Notes occurs from increased cash flow generated from the Borrower's operations or Net Equity Proceeds.

Section 2.17 Mandatory Prepayment: Borrowing Base Deficiencies.
Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Agent in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by the Agent under this Section 2.17 may be applied to the Obligations in such order as the Agent, in its discretion, may from time to time determine.

Section 2.18 Payment. All payments on the Obligations shall be made to the Agent in immediately available funds and shall be applied to the Obligations one (1) Banking Day after receipt by the Agent. The Agent may hold all payments not constituting immediately available funds for three (3) additional days before applying them to the Obligations. For the avoidance of doubt, all funds transferred from the Collateral Account shall be deemed to be immediately available. Notwithstanding anything in Section 2.2 and even if the conditions set forth in Section 4.2 would not be satisfied, the Borrower hereby authorizes the Agent, in its discretion at any time or from time to time and without request by the Borrower, to request Revolving Advances from the Lenders to the extent necessary to pay the Obligations when and as they become due and payable.

Section 2.19 Payment on Non-Banking Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

Section 2.20 Use of Proceeds. The Borrower shall use the proceeds of Revolving Advances for ordinary working capital purposes and use the proceeds of the Term Advances and the Bridge Advances in accordance with
Schedule 2.20.

Section 2.21 Liability Records. The Agent may maintain from time to time, at its discretion, liability records as to any and all Obligations which shall be additional evidence of the Borrower's obligation to pay the Obligations. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. On demand by the Agent, the Borrower will admit and certify in writing the exact principal balance that the Borrower then asserts to be outstanding to the Lenders for Advances under this Agreement and the amount of any Letters of Credit outstanding. Any billing statement or accounting rendered by the Agent shall be conclusive and fully binding on the Borrower unless specific written notice of exception is given to the Agent by the Borrower within 30 days after its receipt by the Borrower.

Section 2.22 Fees.
(a)	Origination Fee. The Borrower shall pay the Agent for the
ratable benefit of the Lenders a fully earned and non-refundable origination fee with respect to the Credit Facilities of $600,000 due and payable on the Funding Date.
(b)	Unused Fee. The Borrower shall pay the Agent for the benefit of each Lender a commitment fee at the rate of one quarter of one percent (0.25%) per annum on the average daily Unused Revolving Facility Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of each month and on the Termination Date. For the purposes of this Subsection (b), Unused Revolving Facility Amount means, for each Lender, such Lender's Revolving Facility Amount reduced by the sum of (i) outstanding Revolving Advances made by such Lender and (ii) such Lender's Percentage of the L/C Amount.
(c)	Agent Fee. The Borrower shall pay the Agent a fully earned
and non-refundable annual fee of $15,000, due and payable on the date of this Agreement and on each anniversary thereof until the Termination Date.
(d)	Letter of Credit Fees. The Borrower shall pay the Agent for
the ratable benefit of the Lenders a fee with respect to each outstanding Letter of Credit, if any, accruing on a daily basis and computed at the annual rate of two percent (2.00%) of the L/C Amount from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms, due and payable monthly in arrears on the first day of each month and on the Termination Date.
(e)	Letter of Credit Administrative Fees. The Borrower shall pay the Agent, on written demand, the administrative fees charged by the Agent in connection with the honoring of drawings under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then-current rates published by the Agent for such services rendered on behalf of customers of the Agent generally.
(f)	Audit Fees. The Borrower shall pay the Agent, on demand,
audit fees in connection with any audits or inspections conducted by the Agent of any Collateral or the operations or business of the Borrower at the standard rate or rates established from time to time by the Agent as its audit fees (which fees are currently $62.50 per hour per auditor), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection.

Section 2.23 Capital Adequacy. If any Lender determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, such Lender may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this Section 2.23:
(a)	Return, for any period, means the percentage determined by
dividing (i) the sum of interest and ongoing fees earned by a Lender under this Agreement during such period, by (ii) the average capital such Lender is required to maintain during such period as a result of its being a party to this Agreement, as determined by such Lender based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
(b)	Capital Adequacy Rule means any law, rule, regulation or
guideline regarding capital adequacy that applies to any Lender, or the interpretation thereof by any governmental or regulatory authority.
Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
(c)	Capital Adequacy Rule Change means any change in any Capital
Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the
Funding Date are scheduled to take place under the existing Capital
Adequacy Rules or any increases in the capital that any Lender is required to maintain to the extent that the increases are required due to a regulatory authority's assessment of that Lender's financial condition.
(d)	Lender includes (but is not limited to) the Agent, the
Lenders, as defined elsewhere in this Agreement, and any assignee of any interest of any Lender hereunder and any participant in the loans made hereunder.
The initial notice sent by any Lender shall be sent as promptly as practicable after such Lender learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore such Lender's Return for the quarter in which the notice is sent, and shall state in reasonable detail the cause for the reduction in its Return and its calculation of the amount of such reduction. Thereafter, such Lender may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore its Return for that quarter. Any Lender's calculation in any such notice shall be conclusive and binding absent demonstrable error.

ARTICLE III

Security Interest

Section 3.1 Grant of Security Interest. The Borrower hereby assigns and grants to the Lenders and to the Agent, for and on behalf of the Lenders, a security interest (collectively referred to as the "Security Interest") in the Collateral, as security for the payment and performance of the Obligations.

Section 3.2 Notification of Account Debtors and Other Obligors. In addition to the rights of the Agent under Section 6.14, with respect to any and all rights to payment constituting Collateral, the Agent may at any time during a Default Period notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Agent for security and shall be paid directly to the Agent. The Borrower will join in giving such notice if the Agent so requests. At any time after the Borrower or the Agent gives such notice to an account debtor or other obligor, the Agent may, but need not, in the Agent's name or in the Borrower's name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) as agent and attorney in fact of the Borrower, notify the United States Postal Service to change the address for delivery of the Borrower's mail to any address designated by the Agent, otherwise intercept the Borrower's mail, and receive, open and dispose of the Borrower's mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower's account or forwarding such mail to the Borrower's last known address.

Section 3.3 Assignment of Insurance. As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lenders and to the Agent, for and on behalf of the Lenders, any and all monies (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Agent. At any time, whether or not a Default Period Exists, the Agent may (but need not), in the Agent's name or in the Borrower's name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

Section 3.4 Occupancy.
(a)	The Borrower hereby irrevocably grants to the Lenders and to the Agent, for and on behalf of the Lenders, the right to take exclusive possession of the Premises at any time during a Default Period.
(b)	The Lenders may use the Premises only to hold, process,
manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Agent may in good faith deem to be related or incidental purposes.
(c)	The Lenders shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, if the Lenders do pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Agent promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lenders for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lenders by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5 License. Without limiting any other Security Document in any way, the Borrower hereby grants to the Lenders and to the Agent, for and on behalf of the Lenders, a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all trademarks, franchises, trade names, copyrights and patents of the Borrower for the purpose of selling, leasing or otherwise disposing of any or all Collateral during a Default Period.

Section 3.6 Financing Statement. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:
Name and address of Debtor:
Sheldahl, Inc.
1150 Sheldahl Road
P.O. Box 170
Northfield, Minnesota 55057
Attn: John V. McManus
Federal Tax Identification No. 41 075 8073
Name and address of Secured Party:
Norwest Bank Minnesota, National Association, as Agent
Norwest Center
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0152

Section 3.7 Setoff. The Borrower agrees that each Lender may at any time during a Default Period, at its sole discretion and without demand, setoff any liability owed to the Borrower by that Lender, whether or not due, against any Obligation, whether or not due, provided each applicable Lender provides prompt notice thereof after any such setoff. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

ARTICLE IV

Conditions of Lending

Section 4.1 Conditions Precedent to the Initial Advances or
Issuing the Initial Letter of Credit. The Lenders' obligation to make the initial Advances and issue any Letter of Credit shall be subject to the condition precedent that the Agent shall have received all of the following, each in form and substance satisfactory to the Agent:
(a)	This Agreement, properly executed on behalf of the Borrower.
(b)	The Notes, properly executed on behalf of the Borrower.
(c)	A true and correct copy of any and all leases pursuant to
which the Borrower is leasing the Premises, together with a landlord's disclaimer and consent with respect to each such lease, pursuant to which the Agent shall have the right to use and occupy the leased
Premises for 105 days, to the extent not already received by the Agent.
(d)	A true and correct copy of any and all mortgages encumbering any real estate owned by the Borrower.
(e)	 The Collateral Account Agreement, duly executed on behalf
of the Borrower.
(f)	 The Lockbox Agreement, duly executed on behalf of the
Borrower.
 (g)	Financing statements or amendments thereto for each
jurisdiction in which the Borrower owns Collateral sufficient when filed to perfect the Security Interests under this Agreement to the extent such security interests are capable of being perfected by filing.
(h)	An Amendment to the Mortgage, Assignment of Rents and
Indemnity, properly executed on behalf of the Borrower and reflecting the execution and delivery of the Revolving Notes in substitution and replacement for the Old Revolving Notes, together with an endorsement to the title insurance policy insuring the lien of the Mortgage.
(i)	The Original Warrants, duly executed by the Borrower.
(j)	Current searches of appropriate filing offices showing that
(i) no state or federal tax liens have been filed and remain in effect against the Borrower, (ii) no financing statements have been filed and remain in effect against the Borrower, except those financing statements relating to Permitted Liens, and (iii) the Agent has duly filed all financing statements necessary to perfect the Security Interest granted to the Lenders hereunder, to the extent the Security Interest is capable of being perfected by filing.
(k)	A certificate of the Secretary or an Assistant Secretary of
the Borrower, certifying as to (i) the resolutions of the directors and, if required, the shareholders of the Borrower, authorizing the execution, delivery and performance of this Agreement and the Security Documents, (ii) the articles of incorporation and bylaws of the
Borrower, and (iii) the signatures of the officers or agents of the
Borrower authorized to execute and deliver this Agreement, the Security Documents and other instruments, agreements and certificates, including Advance requests, on behalf of the Borrower.
(l)	A current certificate issued by the Secretary of State of
the state of the Borrower's incorporation, certifying that the Borrower is in compliance with all corporate organizational requirements of such state.
(m)	Evidence that the Borrower is duly licensed or qualified to
transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.
(n)	An opinion of counsel to the Borrower, addressed to the
Lenders.
(o)	Certificates of the insurance required hereunder, with all
hazard insurance containing a lender's loss payable endorsement in favor of the Agent and with all liability insurance naming the Lenders as additional insureds, to the extent not already received by the Agent.
(p)	Payment of the fees and commissions due through the Funding
Date and all expenses incurred by the Agent through such date and required to be paid by the Borrower under Section 10.8.
(q)	An appraisal prepared by an appraiser acceptable to the
Agent of the orderly and forced liquidation values of the Borrower's Equipment on the basis of which the Lenders will make the Term Advances.

Section 4.2 Conditions Precedent to All Advances and the Issuance
of Any Letters of Credit. The obligation of the Lenders to make each Advance and of the Agent to issue any Letter of Credit shall be subject to the further conditions precedent that on such date:
(a)	the representations and warranties contained in Article V
are correct on and as of the date of such Advance or issuance of Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and
(b)	no event has occurred and is continuing, or would result
from such Advance or the issuance of such Letter of Credit, as the case may be, which constitutes a Default or an Event of Default.

ARTICLE V

Representations and Warranties

To induce the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Lenders and the Agent as follows:

Section 5.1 Corporate Existence and Power; Name; Chief Executive
Office; Inventory and Equipment Locations. The Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its jurisdiction, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties, to issue the Warrants and the Warrant Stock, and to execute and deliver, and to perform all of its obligations under, the Loan Documents and the Warrants. During its corporate existence, the Borrower has done business solely under the names set forth in Schedule 5.1. The chief executive office and principal place of business of the Borrower is located at the address set forth in Schedule 5.1, and all of the Borrower's records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth in Exhibit Schedule 5.1. The Borrower's tax identification number is correctly set forth in Section 3.6.

Section 5.2 Authorization of Borrowing; No Conflict as to Law or
Agreements. The execution, delivery and performance by the Borrower of the Loan Documents, the Warrants and the borrowings from time to time hereunder, and the issuance of Warrant Stock upon exercise of the Warrants, have been duly authorized by all necessary corporate action and do not and will not
(a) require any consent or approval of the stockholders of the Borrower, (b) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (c) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Articles of Incorporation or Bylaws of the Borrower, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than Permitted Liens) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower. The Borrower has not, directly or through an agent, offered the Warrants or the Warrant Stock, or any similar securities for sale to, or solicited any offers to acquire such securities from, persons other than the Lenders and other accredited investors. Under the circumstances contemplated by the Warrants and the Loan Documents, the offer, issuance and delivery of the Warrants and the offer of the Warrant Stock will not under current laws and regulations require compliance with the prospectus delivery or registration requirements of the Securities Act.

Section 5.3 Capital Stock. The authorized capital stock of the Borrower is correctly set forth on Schedule 5.3. All of the outstanding shares of capital stock of the Borrower were duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever, except as otherwise disclosed in Schedule 5.3, under which the Borrower is or may be obligated to issue capital stock or other securities of any kind representing an ownership interest or contingent ownership interest in the Borrower. Neither the offer nor the issuance or sale of the Warrants or the Warrant Stock constitutes an event, under any anti-dilution provisions of any securities issued or issuable by the Borrower or any agreements with respect to the issuance of securities by the Borrower, which will either increase the number of shares issuable pursuant to such provisions or decrease the consideration per share to be received by the Borrower pursuant to such provisions. Except as otherwise disclosed in Schedule 5.3, no holder of any security of the Borrower is entitled to any preemptive or similar rights to purchase securities from the Borrower, provided, however, that nothing in this Section 5.3 shall affect, alter or diminish any right granted to any Lender. All outstanding securities of the Borrower have been issued in full compliance with an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act and from the registration and qualification requirements of all applicable state securities laws.

Section 5.4 Warrants and Warrant Stock. The Original Warrants have been duly authorized, and are validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions except for restrictions on transfer pursuant to the Securities Act, and the shares of Warrant Stock issuable upon exercise of the Warrants have been reserved for issuance based upon the initial purchase price, and the Additional Warrants and the Warrant Stock when issued and paid for in accordance with the Warrants will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, except for restrictions on transfer pursuant to the Securities Act. The Warrants and the certificates representing the Warrant Stock to be delivered upon the exercise of the Warrants, will be genuine, and the Borrower has no knowledge of any fact which would impair the validity thereof.

Section 5.5 Old Loan Documents; Existing Indebtedness; Release.
(a)	The Old Credit Agreement, the Old Revolving Notes and
Existing Security Documents constitute the legal, valid and binding agreements of the Borrower, subject to no defenses, counterclaims, right of offset or recoupment and are enforceable in accordance with their respective terms. The Borrower hereby releases and forever discharges the Agent and the Lenders and each of their respective former and present directors, officers, employees, agents and representatives of and from every and all claims, demands, causes of action (at law or in equity) and liabilities, of any kind or nature, whether known or unknown, liquidated or unliquidated, absolute or continent, which the Borrower ever had, presently has or claims to have against any of them or any of their directors, officers, employees, agents or representatives of or relating to events, occurrences, actions, inactions or any other matter occurring prior to the date of this Agreement.
(b)	The Borrower is justly indebted to the Assigning Lenders
under the Old Revolving Notes in the amount set forth in Section 2.1. The Old Revolving Notes constitute the legal, valid and binding obligations of the Borrower, are subject to no defenses, counterclaims, right of offset or recoupment and are enforceable in accordance with their terms.
(c)	Upon execution and delivery of this Agreement, the Notes and all other documents to be delivered in connection therewith, the Security Documents will secure payment and performance of the Obligations.

Section 5.6 Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

Section 5.7 Subsidiaries and Joint Ventures. Except as set forth in Schedule 5.7, the Borrower has no Subsidiaries or joint ventures.

Section 5.8 Financial Condition; No Adverse Change. The Borrower has heretofore furnished to the Lenders audited financial statements of the Borrower for its fiscal year ended August 28, 1997, the Borrower's form 10-Q for the period ended February 27, 1998, and unaudited financial statements of the Borrower for the eighth-month period ended April 30, 1998, and those statements fairly present the financial condition of the Borrower and its Subsidiaries on the dates thereof and the results of their operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principles. Except for $20,000,000 of restructuring charges since April 30, 1998, there has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower or its Subsidiaries since the date of the most recent financial statements cited above.

Section 5.9 Litigation. Other than as set forth in Schedule 5.9, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any Subsidiary, would have a material adverse effect on the financial condition, properties or operations of the Borrower or such Subsidiary.

Section 5.10 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advances or draw under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.11 Taxes. The Borrower and its Subsidiaries have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and its Subsidiaries have filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower or any Subsidiary, as the case may be, are required to be filed, and the Borrower and its Subsidiaries have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.12 Titles and Liens. The Borrower has good and absolute title to all Collateral described in the collateral reports provided to the Lenders and all other Collateral, properties and assets reflected in the latest balance sheet referred to in Section 5.8 and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances, except for Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.13 Patents and Other Intangible Rights. The Borrower
(a) owns or has the exclusive right to use, free and clear of all material liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing, used in the conduct of its business as now conducted; (b) except with respect to Sidrabe Technology, is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise, (c) except with respect to Sidrabe Technology, owns or has the unrestricted right to use all trade secrets, including know-how, inventions, designs, processes, computer programs and technical data necessary to the development, operation and sale of all products and services sold or proposed to be sold by it, free and clear of any rights, liens or claims of others, and (d) is not using any confidential information or trade secrets of others except to the extent licensed to do so by Sidrabe. The Borrower is not, nor has it received notice with respect to, infringing upon or otherwise acting adversely to any known right or claimed right of any person under or with respect to any patents, trademarks, service marks, trade names, copyrights, licenses or rights with respect to the foregoing.

Section 5.14 Plans. Except as disclosed to the Lenders in writing prior to the date hereof, neither the Borrower nor any Affiliate maintains or has maintained any Plan. Neither the Borrower nor any Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. No Reportable Event or other fact or circumstance which may have an adverse effect on the Plan's tax qualified status exists in connection with any Plan. Neither the Borrower nor any Affiliate has:
(a)	Any accumulated funding deficiency within the meaning of
ERISA; or
(b)	Any liability or knows of any fact or circumstances which
could result in any liability to the Pension Benefit Guaranty
Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).

Section 5.15 Default. Neither the Borrower nor any Subsidiary is in default of a material provision under any material agreement, instrument, decree or order to which it is a party or by which it or its property is bound or affected.

Section 5.16 Environmental Matters.
(a)	As used in this Agreement, the following terms shall have
the following meanings:
(i)	Environmental Law means any federal, state, local or
other governmental statute, regulation, law or ordinance dealing with the protection of human health or the environment.
(ii)	Hazardous Substances means pollutants, contaminants,
hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in or regulated by any Environmental Law.
(b)	Other than as expressly set forth and described in Schedule
5.16:
(i)	To the best knowledge of Borrower, there are not
present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for either the Borrower, the Agent or the Lenders under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such liability.
(ii)	To the best knowledge of the Borrower, neither the
Borrower nor any Subsidiary has disposed of Hazardous Substances in such a manner as to create any liability under any
Environmental Law.
(iii)	To the best knowledge of the Borrower, there are not
pending any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises, the Borrower or any Subsidiary, alleging liability under, violation of, or noncompliance with any
Environmental Law or any license, permit or other authorization issued pursuant thereto. To the best knowledge of the Borrower, no such matter is threatened or impending.
(iv)	To the best knowledge of the Borrower, the Borrower's
and its Subsidiaries businesses are and have in the past always been conducted in material compliance with all Environmental Laws.
All licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and
efficient operation of such businesses are in the Borrower's or its Subsidiaries' possession and are in full force and effect. No permit required under any Environmental Law is scheduled to expire within 24 months and to the best knowledge of the Borrower, there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.
(v)	To the best knowledge of the Borrower, the Premises
are not and never have been listed on the National Priorities
List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.
(c)	The Borrower has made available to the Lenders all
environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the environmental condition or status of the Premises or Borrower's or its Subsidiaries' businesses.

Section 5.17 Submissions to Lenders. All financial and other information provided to the Agent or the Lenders by or on behalf of the Borrower in connection with the Borrower's request for the credit facilities contemplated hereby is true and correct in all material respects and, as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.18 Financing Statements. The Borrower has provided to the Agent signed financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Agent will have a valid and perfected security interest in all Collateral and all other collateral described in the Security Documents which is capable of being perfected by filing financing statements. None of the Collateral or other collateral covered by the Security Documents is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.19 Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral or other collateral covered by the Security Documents is (or, in the case of all future Collateral or such other collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower's records pertaining thereto as being obligated to pay such obligation.

ARTICLE VI

Affirmative Covenants of the Borrower

So long as the Obligations shall remain unpaid, or any Lender's
Commitment or any Letter of Credit shall be outstanding, the Borrower will comply with the following requirements, unless the Lenders shall otherwise consent in writing:

Section 6.1 Reporting Requirements. The Borrower will deliver, or cause to be delivered, each of the following, which shall be in form and detail acceptable to the Lenders:
(a)	to each Lender, as soon as available, and in any event
within 90 days after the end of each fiscal year of the Borrower, audited financial statements of the Borrower and its Subsidiaries prepared on a consolidated and consolidating basis with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Agent, which annual financial statements shall include the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants, (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 6.17, 6.18, 6.19, 6.20, 6.21 and
Section 7.12; and (iii) a certificate of the Vice President of Finance or Assistant Corporate Controller of the Borrower stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;
(b)	to each Lender, as soon as available and in any event within
20 days after the end of each month, a consolidated balance sheet, income statement and cash flow statement of the Borrower and its Subsidiaries as at the end of and for such month and for the fiscal year-to-date period then ended, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous fiscal year, all prepared in accordance with GAAP, subject to fiscal year-end audit adjustments; and accompanied by a certificate of the Vice President of Finance or Assistant Corporate Controller of the Borrower, substantially in the form of Exhibit F stating (i) that such financial statements have been prepared in accordance with GAAP, subject to fiscal year-end audit adjustments, and fairly represent the Borrower's financial position and the results of its operations,
(ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and
(iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Sections 6.17, 6.18, 6.19, 6.20, 6.21 and
Section 7.12;
(c)	to the Agent, within 20 days after the end of each month or
more frequently if the Agent so requires, agings of the Borrower's accounts receivable and its accounts payable, certified on the Borrower's behalf by the Borrower's Vice President of Finance or Assistant Corporate Controller;;
(d)	to each Lender, within 20 days after the end of each month
or more frequently if the Agent so requires, an inventory certification report, a schedule of all operating lease obligations, a description of Capital Expenditures scheduled to occur during the next 90 days, a production backlog report, and a calculation of the Borrower's Accounts, Eligible Accounts, Inventory, Eligible Raw Materials Inventory, Eligible Finished Goods Inventory and Eligible Other Inventory as at the end of such month or shorter time period, which certificates and reports shall have duly completed and certified on the Borrower's behalf by the Borrower's Vice President of Finance or Assistant Corporate Controller;
(e)	to each Lender, at least thirty (30) days before the end of
each fiscal year, the projected balance sheets and income statements for each month of the new fiscal year, each in reasonable detail, representing the Borrower's good faith projections and certified by the Borrower's Vice President of Finance or Assistant Corporate Controller as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with such supporting schedules and information as the Agent may in its discretion require;
(f)	to each Lender, immediately after the commencement thereof,
notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower of the type described in Section 5.9 or which seek a monetary recovery against the Borrower in excess of $250,000;
(g)	to each Lender, as promptly as practicable (but in any event not later than five business days) after an officer of the Borrower obtains knowledge of the occurrence of any breach, default or event of default under any Security Document or any event which constitutes a Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event;
(h)	to each Lender, as soon as possible and in any event within
30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the Vice President of Finance or Assistant Corporate Controller of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;
(i)	to each Lender, as soon as possible, and in any event within
10 days after the Borrower or any Affiliate fails to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, the statement of the chief financial officer or assistant corporate controller of the Borrower setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;
(j)	to the Agent, promptly upon knowledge thereof, notice of
(i) any dispute or claim exceeding $250,000 by any customer of the Borrower; (ii) any goods returned to or recovered by the Borrower exceeding $250,000 per single occurrence; and (iii) any change in the persons constituting the officers and directors of the Borrower;
(k)	to the Agent, promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or other collateral covered by the Security Documents or of any substantial adverse change in any Collateral or such other collateral or the prospect of payment thereof;
(l)	to each Lender, promptly upon their distribution, copies of
all financial statements, reports and proxy statements which the Borrower or any Subsidiary shall have sent to its stockholders;
(m)	to each Lender, promptly after the sending or filing
thereof, copies of all regular and periodic financial reports which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission or any national securities exchange;
(n)	to each Lender, promptly upon knowledge thereof, notice of
the violation by the Borrower of any law, rule or regulation, the non-compliance with which could materially and adversely affect its business or its financial condition; and
(o)	to the Agent, from time to time upon request, with
reasonable promptness, any and all daily sales journals, credit memos, collection reports, deposit records (including funds on deposit in foreign accounts), equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information the Agent may request.

Section 6.2 Books and Records; Inspection and Examination. The
Borrower will, and will cause each Subsidiary to, keep accurate books of record and account for itself in which true and complete entries will be made in accordance with generally accepted accounting principles consistently applied and, upon request of any Lender, will give any representative of such Lender access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as such Lender may reasonably request.

Section 6.3 Account Verification. The Agent may at any time and from time to time send or require the Borrower to send requests for verification of Accounts or notices of assignment to account debtors and other obligors. The Lender may also at any time and from time to time telephone account debtors and other obligors to verify Accounts.

Section 6.4 Compliance with Laws.
(a)	The Borrower will, and will cause each Subsidiary to,
(1) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition, and (2) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.
(b)	Without limiting the foregoing undertakings, the Borrower
specifically agrees that it will, and will cause each Subsidiary to, comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 6.5 Payment of Taxes and Other Claims. The Borrower will, and will cause each Subsidiary to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower; provided, that except as required under the Mortgage, the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been made.

Section 6.6 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain the Collateral, the other collateral covered by the Security Documents and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.6 shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower or such Subsidiary, not disadvantageous in any material respect to any Lender.

Section 6.7 Unauthorized Liens. The Borrower will keep all
Collateral and other collateral covered by the Security Documents free and clear of all security interests, liens and encumbrances except Permitted Liens and will defend the Collateral against all claims or demands of all persons (other than the Lenders and holders of Permitted Liens) claiming the Collateral or any interest therein.

Section 6.8 Insurance. The Borrower will, and will cause each Subsidiary to, obtain and at all times maintain insurance with insurers whom the Borrower and its Subsidiaries believe to be responsible and reputable, in such amounts and against such risks as the Lenders may from time to time require, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower and its Subsidiaries operate. Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lenders may reasonably request, with any loss payable to the Agent to the extent of the Lenders' interest, and all policies of such insurance shall contain a lender's loss payable endorsement for the benefit of the Agent. All policies of liability insurance required hereunder shall name the Lenders as additional insureds. In addition to the foregoing, the Borrower shall comply with all insurance requirements under the Mortgage.

Section 6.9 Preservation of Corporate Existence. The Borrower will, and will cause each Subsidiary to, preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.10 Delivery of Instruments, etc. Upon request by the Agent, the Borrower will and will cause each Subsidiary to promptly deliver to the Agent in pledge all instruments, documents and chattel papers constituting Collateral, duly endorsed or assigned by the Borrower or such Subsidiary.

Section 6.11 Rule 144A. The Borrower agrees that, upon the request of any Lender, the Borrower shall promptly provide (but in any case within 15 days of a request) to such Lender the following information: (a) a brief statement of the nature of the business of the Borrower and its Subsidiaries and the products and services they offer; (b) the Borrower's most recent consolidated balance sheets and profit and loss and retained earnings statements, and similar financial statements for such part of the two preceding fiscal years prior to such request as the Borrower has been in operation (such financial information shall be audited, to the extent reasonably available); and (c) such other information about the Borrower, its Subsidiaries and their business, financial condition and results of operations as the requesting person shall request in order to comply with Rule 144A promulgated under the Securities Act and the antifraud provisions of the federal and state securities laws. The Borrower hereby represents and warrants to any such requesting Lender that the information provided by the Borrower pursuant to this Section 6.11 will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 6.12 Future Registration Rights. The Borrower will not, without the prior approval of the Required Lenders, agree with the holders of any securities issued or to be issued by the Borrower to register such securities under the Securities Act nor will it grant any incidental registration rights; provided, however that demand and incidental registration rights may be granted to holders of convertible preferred stock of the Borrower issued to raise Net Equity Proceeds without the prior approval of the Required Lenders.

Section 6.13 Sidrabe License Agreement. The Borrower and Sidrabe, a Latvian corporation (Sidrabe), are parties to a license agreement (the Sidrabe License Agreement) pursuant to which Sidrabe has granted the Borrower certain rights in certain technology (the Sidrabe Technology). The Sidrabe Technology is used in the production of certain of the Borrower's products. As of the date of this Agreement, the Sidrabe License Agreement does not permit the Borrower to sublicense the Sidrabe Technology or to assign any rights in it any Person other than a Subsidiary of the Borrower. Within 90 days of the date of this Agreement, the Borrower shall cause Sidrabe to execute and deliver an acknowledgment and agreement in substantially the form attached hereto as Exhibit E.

Section 6.14 Lockbox; Collateral Account.
(a)	The Borrower will irrevocably direct all present and future
account debtors and other Persons obligated to make payments constituting Collateral to make such payments directly to the Lockbox. All of the Borrower's invoices, account statements and other written or oral communications directing, instructing, demanding or requesting payment of any Account or any other amount constituting Collateral shall conspicuously direct that all payments be made to the Lockbox and shall include the Lockbox address.
(b)	All payments received in the Lockbox shall be processed to
the Collateral Account and held therein pursuant to the terms and conditions of the Collateral Account Agreement.

Section 6.15 Performance by the Agent; Power of Attorney.
(a)	If the Borrower at any time fails to perform or observe any
of the foregoing covenants contained in this Article VI or elsewhere herein relating to the Collateral, and if such failure shall continue for a period of ten calendar days after the Agent gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 6.5, 6.8 and 6.14, immediately upon the occurrence of such failure, without notice or lapse of time), the Agent may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Agent's option, in the Agent's name) and may, but need not, take any and all other actions which the Agent may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Agent on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by the Agent in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Agent, together with interest thereon from the date expended or incurred at the Default Rate.
(b)	To facilitate the performance or observance by the Agent of
such covenants of the Borrower, the Borrower hereby irrevocably appoints the Agent, or the Agent's delegate, acting alone, as the attorney in fact of the Borrower (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section 6.15.

Section 6.16 Additional Warrants. If the Bridge Notes are not satisfied on or before July 31, 1998, the Borrower shall issue to the Lenders additional warrants to purchase common stock of the Borrower (together with any warrants issued in exchange or substitution therefor, the Additional Warrants) with a warrant exercise price equal to the warrant exercise price of the Original Warrants at the time the Additional Warrants are issued. The terms and conditions of the Additional Warrants shall be the same as those contained in the Original Warrants including, without limitation, the anti-dilution provisions. Each Lender shall receive an Additional Warrant to purchase such number of shares of Common Stock of the Borrower as equals the product of (i) the number of shares issuable upon exercise of the Original Warrant held by the Lender at the time of issuance of the Additional Warrant and (ii) one and one half (1.5). At the time of delivery of any Additional Warrants, the Borrower shall also deliver to each Lender receiving the same such opinions and certificates concerning the Additional Warrants as the Lenders may reasonably request consistent with those delivered in conjunction with the Original Warrants.

Section 6.17 Minimum Net Income. The Borrower will achieve for its fiscal year ending August 31, 1998, Net Income of not less than $(36,000,000).
Section 6.18 Minimum Cash Flow Available for Debt Service. The
Borrower will achieve Cash Flow Available for Debt Service, determined as at the end of each fiscal quarter, at not less than the amount set forth opposite such quarter:
         	Fiscal Quarter Ending	   Minimum Cash Flow
                                 		Available for Debt
                                      		Service

                	8/31/98             	$(3,403,000)
               	11/30/98              	$2,409,000
                	2/28/99	              $5,180,000
                	5/31/99              	$9,671,000
                	8/31/99             	$16,259,000

Section 6.19 Minimum Debt Service Coverage Ratio. The Borrower will maintain its Debt Service Coverage Ratio, determined as at the end of each quarter, at not less than the ratio set forth opposite such quarter:

         	Fiscal Quarter Ending	    Minimum Debt Service
                                     		Coverage Ratio

                	11/30/98              	0.80 to 1.00
                 	2/28/99              	0.90 to 1.00
                 	5/31/99              	1.25 to 1.00
                 	8/31/99	              1.50 to 1.00

Section 6.20 Minimum Pre-tax Net Income. The Borrower will achieve
Pre-tax Net Income, determined as of the end of each fiscal quarter described below, of not less than the amount set forth opposite such fiscal quarter:

         	Fiscal Quarter Ending        	Minimum Pre-Tax Net
                                              		Income

                	11/30/98                   	$(2,327,000)
                 	2/28/99                   	$(4,412,000)
                 	5/31/99                   	$(3,440,000)
                 	8/31/99                     	$(542,000)

 Section 6.21 Minimum Net Worth. The Borrower will maintain its
Net Worth, determined as at the end of each fiscal quarter at an amount not less than the sum of (i) $46,000,000, (ii) the minimum amount of Pre-tax Net Income required pursuant to Section 6.20, if any, and (iii) all Net Equity Proceeds.

 ARTICLE VII

Negative Covenants

So long as the Obligations shall remain unpaid, or any Lender's
Commitment or any Letter of Credit shall be outstanding, the Borrower agrees that, without the prior written consent of the Lenders:

Section 7.1 Liens. The Borrower will not, and will not permit any
Subsidiary to, create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness or assign or otherwise convey any right to receive income or give its consent to the subordination of any right or claim of the Borrower or any Subsidiary to any right or claim of any other person; excluding, however, from the operation of the foregoing the following (collectively, the "Permitted Liens"):
(a)	in the case of any of the Borrower's property which is not
Collateral or other collateral described in the Security Documents, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower's business or operations as presently conducted;
(b)	mortgages, deeds of trust, pledges, liens, security
interests, leases and assignments in existence on the date hereof and listed in Schedule 7.1 hereto, securing indebtedness for borrowed money permitted under Section 7.2;
(c)	pledges or deposits to secure obligations under worker's
compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;
 (d)	the Security Interest and liens and security interests
created by the Security Documents; and
(e)	purchase money security interests relating to the
acquisition of machinery and equipment of the Borrower not exceeding the cost or fair market value thereof and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

Section 7.2 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
(a)	the Obligations;
(b)	indebtedness of the Borrower in existence on the date hereof and listed in Schedule 7.2, but excluding any extensions or renewals thereof;
(c)	indebtedness in amounts, and relating to liens, permitted in accordance with Section 7.1(e).

Section 7.3 Guaranties. The Borrower will not, and will not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
(a)	the endorsement of negotiable instruments by the Borrower
for deposit or collection or similar transactions in the ordinary course of business; and
(b)	guaranties, endorsements and other direct or contingent
liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 7.2.

Section 7.4 Investments and Subsidiaries.
(a)	The Borrower will not, and will not permit any Subsidiary
to, purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any partnership or joint venture, except:
(i)	investments in direct obligations of the United States
of America or any agency or instrumentality thereof whose
obligations constitute full faith and credit obligations of the
United States of America having a maturity of one year or less, commercial paper rated A-1 or higher by Standard & Poor's Rating Services or P-1 or higher by Moody's Investors Service, Inc. or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by banks rated A-1 or higher by
Standard & Poor's Rating Services or P-1 or higher by Moody's
Investors Service, Inc.;
(ii)	travel advances or loans to the Borrower's officers
and employees not exceeding at any one time an aggregate of
$400,000;
(iii)	advances in the form of progress payments, prepaid
rent or security deposits;
(iv)	existing equity investments in Subsidiaries and joint
ventures;
(v)	the Borrower's existing investment in Sidrabe in the
approximate amount of $600,000;
(vi)	the Borrower's existing investment in GTS Materials,
Ltd. in the approximate amount of $20,000; and
(vii)	stock or securities of other corporations, provided
that the aggregate amount of such investments in any corporation shall at no time exceed $10,000, and that the aggregate amount of all such investments in all such corporations shall at no time exceed $40,000.
(b)	The Borrower will not create or permit to exist any
Subsidiary or joint venture, other than any Subsidiary or joint venture in existence on the date hereof and listed in Schedule 5.7.

Section 7.5 Dividends. The Borrower will not, and will not permit any Subsidiary to, declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly, other than any such payment by a Subsidiary to the Borrower. Notwithstanding the foregoing, provided no Default Period exists at the time of payment and none would exist immediately thereafter, the Borrower may pay dividends on its stock during the first 180 days of each fiscal year in an aggregate amount not exceeding fifty percent (50%) of the amount by which the Borrower's Net Income for the prior fiscal year, as shown on its audited financial statements delivered in accordance with Section 6.1, exceeds $1,000,000.

Section 7.6 Sale or Transfer of Assets; Suspension of Business
Operations. Except as permitted in Section 7.10, the Borrower will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations.

Section 7.7 Consolidation and Merger; Asset Acquisitions. The
Borrower will not, and will not permit any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, provided that any Subsidiary may be merged or consolidated with the Borrower (if the Borrower is the surviving corporation).

Section 7.8 Sale and Leaseback. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower or any Subsidiary shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 7.9 Subordinated Debt. The Borrower will not, and will not permit any Subsidiary to, incur any subordinated debt.

Section 7.10 Intellectual Property. The Borrower will not, and will not permit any Subsidiary to, sell, assign or grant licenses to use, any of its applications for patents, patents, copyrights, trademarks, trade secrets, trade names or other intellectual property to any other Person except in the ordinary course, for fair consideration and so long as doing so does not cause material harm to the Lenders as holders of the Notes.

Section 7.11 Restrictions on Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any line of business materially different from that presently engaged in by the Borrower and its Subsidiaries and will not purchase, lease or otherwise acquire assets not related to its business.

Section 7.12 Capital Expenditures. The Borrower will not, and will not permit any Subsidiary to, expend or contract to expend for Capital Expenditures during each fiscal quarter described below, amounts in excess of the amount set forth opposite such quarter:

        	Fiscal Quarter        	Capital Expenditures
            	Ending

            	8/31/98                	$5,170,000
           	11/30/98                	$2,000,000
            	2/28/99                	$2,000,000
            	5/31/99                	$3,000,000
            	8/31/99                	$3,000,000

provided, however, that amounts not expended during any fiscal quarter listed above (other than the last) may be carried forward and expended through August 31, 1999.

Section 7.13 Funds in Foreign Accounts. The Borrower and its
Subsidiaries will not have more than the equivalent of $500,000 in the aggregate in any and all accounts at any financial institution outside the United States of America for more than ten (10) consecutive days and shall transfer all funds in excess of such amount to the Agent for application to the Obligations pursuant to Section 2.18.

Section 7.14 Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

Section 7.15 Discounts, etc. During any Default Period and after notice from the Agent, the Borrower will not, and will not permit any Subsidiary to, grant any discount, credit or allowance to any customer of the Borrower or its Subsidiaries or accept any return of goods sold, or at any time (whether before or after notice from the Agent) modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower or its Subsidiaries.

Section 7.16 Defined Benefit Pension Plans. The Borrower will not, and will not permit any Subsidiary to, adopt, create, assume or become a party to any defined benefit pension plan, other than as disclosed to the Lenders pursuant to Section 5.14 or after 30 days prior written notice to the Agent and the Lenders.

Section 7.17 Other Defaults. The Borrower will not, and will not permit any Subsidiary to, permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon the Borrower or its Subsidiaries.

Section 7.18 Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location without prior written notice thereof to the Agent. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name.

Section 7.19 Organizational Documents; S Corporation Status. The Borrower will not, and will not permit any Subsidiary to, amend its certificate of incorporation, articles of incorporation or bylaws. The Borrower will not, and will not permit any Subsidiary to, become an S Corporation within the meaning of the Internal Revenue Code of 1986, as amended.

Section 7.20 Salaries. The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation to its officers, employees, directors, agents or consultants.

ARTICLE VIII

Events of Default, Rights and Remedies

Section 8.1 Events of Default. Event of Default, wherever used herein, means any one of the following events:
(a)	Default in the payment of any interest on or principal of
any Note when it becomes due and payable; or
(b)	Failure to pay when due any amount specified in Section 2.5
relating to the Borrower's Obligation of Reimbursement, or failure to pay immediately when due or upon termination of the Commitment any amounts required to be paid for deposit in the Special Account under
Section 2.6 or 2.17; or
(c)	Default in the payment of any fees, commissions, costs or
expenses required to be paid by the Borrower under this Agreement; or
(d)	Default in the performance, or breach, of any covenant or
agreement of the Borrower contained in this Agreement; or
(e)	The Borrower shall be or become insolvent, or admit in
writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment, garnishment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower, and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy; or
(f)	A petition shall be filed by or against the Borrower under
the United States Bankruptcy Code naming the Borrower as debtor; or
(g)	Any representation or warranty made by the Borrower in this
Agreement, or by the Borrower (or any of its officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when deemed to be effective; or
(h)	The rendering against the Borrower of a final judgment,
decree or order for the payment of money in excess of $250,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution; or
(i)	A default under any bond, debenture, note or other evidence
of indebtedness of the Borrower owed to any Person other than the Lenders, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any lease of any of the Premises, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument or lease; provided, however, that if such default under such evidence of indebtedness, indenture or other instrument shall be cured by the Borrower, or waived by the holders of such indebtedness, in each case as may be permitted by such evidence of indebtedness, indenture or other instrument, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived; or
(j)	Any Reportable Event, which the Agent determines in good
faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing
30 days after written notice to such effect shall have been given to the Borrower by the Agent, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower or any Affiliate shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower or any Affiliate shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, which the Agent determines in good faith may by itself, or in combination with any such failures that the Agent may determine are likely to occur in the future, result in the imposition of a lien on the assets of the Borrower in favor of the Plan or the Pension Benefit Guaranty Corporation; or
(k)	An event of default shall occur under any Security Document
or under any other security agreement, mortgage, deed of trust, assignment or other instrument or agreement securing the Obligations; or
(l)	The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the prior written consent of the Lenders; or
(m)	The Borrower shall fail to pay, withhold, collect or remit
any tax or tax deficiency when assessed or due (other than any tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued; or
(n)	Default in the payment of any amount owed by the Borrower to any Lender other than any indebtedness arising hereunder; or
(o)	The receipt by Borrower of any judgment, decree, order or
ruling, or the entry into a consent order or stipulation agreement, from or with the Minnesota Pollution Control Agency or any other person requiring remedial action on any portion of the Premises, the costs of which remedial action are estimated by an independent engineering consultant to exceed $250,000 during any period of two consecutive years; or
(p)	Any breach, default or event of default by or attributable
to any Subsidiary under any agreement between such Subsidiary and any
Lender.
(q)	Failure of the Borrower to receive Net Equity Proceeds of at least $10,000,000 by August 31, 1998, and at least $30,000,000 by
November 30, 1998.

Section 8.2 Rights and Remedies. During any Default Period, the
Agent, with the concurrence of the Required Lenders, may (and upon written request of the Required Lenders shall) exercise any or all of the following rights and remedies:
(a)	The Agent may, by notice to the Borrower, declare the
Commitments to be terminated, whereupon the same shall forthwith terminate;
(b)	The Agent may, by notice to the Borrower, declare the
Obligations to be forthwith due and payable and the Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)	The Agent may make demand upon the Borrower and, forthwith
upon such demand, the Borrower will pay to the Agent in immediately available funds for deposit in the Special Account pursuant to Section
2.17 an amount equal to the L/C Amount;
(d)	The Agent may exercise and enforce any and all rights and
remedies available upon default to a secured party under the UCC, including, without limitation, the right to take possession of
Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Agent at a place to be designated by the Agent which is reasonably convenient to both parties;
(e)	The Agent may exercise and enforce the rights and remedies
under the Loan Documents; and
(f)	The Agent may exercise any other rights and remedies
available to it by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.1(f), the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. In addition to the foregoing, upon the occurrence of an Event of Default, each Lender, without notice to the Borrower and without further action, may apply any and all money owing by such Lender to the Borrower (whether or not then due) to the payment of the Obligations or such Lender's interest in the Obligations.

Section 8.3 Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 10.5) at least ten calendar days prior to the date of intended disposition or other action.

ARTICLE IX

Agency

Section 9.1 Authorization; Powers; Agent for Collateral Purposes.
Each Lender irrevocably appoints the Agent as collateral agent for purposes of perfecting the Security Interest and otherwise appoints and authorizes the Agent to act on behalf of such Lender to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other actions as may be reasonably incidental thereto. The Agent agrees to act as administrative agent for each Lender upon the express conditions contained in this Article IX, but in no event shall the Agent constitute a fiduciary of any Lender, nor shall it have any fiduciary responsibilities in respect of any Lender. In furtherance of the foregoing, and not in limitation thereof, each Lender irrevocably authorizes the Agent to execute and deliver and perform its obligations under this Agreement and each of the Loan Documents to which the Agent is a party, and to exercise all rights, powers, and remedies that the Agent may have hereunder, including without limitation, the appointment of the Agent as nominal beneficiary or nominal secured party, as the case may be, under certain of the Loan Documents and all related financing statements, and authorization of the Agent to act as agent in the holding and disposition of Collateral under the Loan Documents. As to any matters not expressly provided for by this Agreement or the Loan Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or, if so required pursuant to Section 10.4, upon the instructions of all Lenders; provided, however, that except for actions expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by all Lenders in accordance with their respective Percentages against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action.

Section 9.2 Servicing of Credit Facility.
(a)	The Agent has entered into a servicing agreement with the
Servicer for purposes of servicing and enforcing the Loan Documents and collecting the Obligations on the Agent's behalf. Pursuant to such servicing agreement, the Agent has authorized the Servicer to take such action on the Agent's behalf under the provisions of the Loan Documents and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Servicer pursuant to the terms of the servicing agreement.
(b)	The Servicer shall have no duties or responsibilities to the
Borrower or the Lenders, but only to the Agent and then only as expressly set forth in such servicing agreement. Without limiting the generality of the foregoing, the Servicer shall have no obligation to make any loans or advances to the Borrower. Neither the Servicer nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by them hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The Servicer's duties shall be mechanical and administrative in nature; nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Servicer any obligations with respect to the Loan Documents except as expressly set forth herein. The Agent, however, shall not be relieved of a liability hereunder for nonperformance of its duties and responsibilities hereunder by virtue of such delegation of the same to the Servicer. The Borrower shall not in any way be construed to be a third party beneficiary of any relationship between the Servicer and the Agent.
(c)	The Servicer shall be entitled to rely, and shall be fully
protected in relying, upon any written or oral communication or document that the Servicer reasonably believes to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.
(d)	The Borrower shall be entitled to rely upon any written or
oral communication or document sent or made by the Servicer as if the same were sent or made by the Agent with respect to all matters pertaining to the Loan Documents and the Borrower's duties and obligations hereunder, unless and until the Borrower receives written notice from the Agent that the Servicer is no longer servicing the credit facility.
(e)	The Servicer shall hold and be the custodian of the Loan
Documents for and on behalf of the Agent for so long as the Servicer is servicing the credit facilities contemplated herein.
(f)	The servicing agreement by and between the Agent and the
Servicer may be terminated at any time without prior notice to or consent or approval of the Borrower or the Lenders. Upon termination of such servicing agreement and failure to replace the servicing agreement with a new servicing agreement, all references herein to the Servicer shall thereafter mean and refer to the Agent.

Section 9.3 Distribution of Collections; Norwest Advances;
Lenders' Right to Refuse to Fund Advances During Default Periods; Lender Refuses to Fund.
(a)	Distribution of Collections. Each Lender's Percentage of the
Obligations shall be payable solely from Collections received by the Agent; and the Agent's only liability to the Lenders hereunder shall be to account for each Lender's Percentage of the Collections in accordance with this Agreement. The Agent shall collect and receive any and all Collections and shall apply them to the Obligations as follows:
(i)	first, to reimburse the Agent for any and all
unreimbursed costs and expenses incurred by the Agent for which it is entitled to reimbursement pursuant to Section 9.4, and to the extent a Lender previously paid a portion of any such costs and expenses, that Lender shall be ratably reimbursed for its portion;
(ii)	second, to pay the Agent's Fee provided in Section
2.22(c) (to the extent then due);
(iii)	third, to pay the fees described in Sections 2.22(b),
(d), and (e) and interest, with each Lender receiving a share based on the portion of the Obligations it holds from time to time;
(iv)	fourth, to pay the Obligations, as follows:
(A)	first, to pay any Revolving Advances in which
fewer than all of the Lenders are obligated to fund their
Percentage; and
(B)	to pay the remaining Obligations, with each
Lender receiving its Percentage thereof; and
(v)	fifth, to pay fees for early termination pursuant to
Section 2.16, if any, with each Lender receiving its Percentage thereof.
(b)	Obligation of Reimbursement. To the extent that this
Agreement requires the application of any Collections to the reduction of the Obligation of Reimbursement, the Agent and the Lenders agree that such Collections shall be applied to Revolving Advances before any portion thereof is applied, as cash collateral, to Obligation or Reimbursement, and the Lenders authorize the Agent to act as their collateral agent for purposes of holding any such cash collateral.
(c)	Payments by Agent. If the Agent fails to pay the Lenders any amount required to be paid under this Section 9.3 in a timely manner, the Agent shall pay such amount on demand, together with interest at the Federal Funds Rate from the date such payment was required to be made under this Section 9.3 through the date of such payment. If the Agent is ever required for any reason to refund any Collections, each Lender will refund to the Agent, upon demand, its Percentage of such Collections, together with its Percentage of interest or penalties, if any, payable by the Agent in connection with such refund. The Agent may, in its sole discretion, make payment to the Lenders in anticipation of receipt of Collections. If the Agent fails to receive any such anticipated Collections, each Lender shall promptly refund to the Agent, upon demand, any such payment made to it in anticipation of payment Collections, together with interest for each day on such amount until so refunded at a rate equal to the Federal Funds Rate for each such date.
(d)	Norwest Advances; Settlement. The Agent may, in its sole
discretion, elect to apply Collections, and to fund Advances requested by the Borrower, for Norwest's account only, and the other Lenders shall not participate therein, provided that on each Settlement Date:
(i)	The Agent shall first apply any Collections received
before the close of business on the preceding Banking Day and not previously applied to reduction of the Obligations in accordance with Section 2.18.
(ii)	The Agent shall then determine the amount owed by or
to each Lender in order to reconcile each Lender's actual
outstanding Advances with its Percentage of the outstanding
principal balance of the Advances as of such preceding Banking Day and shall send notice thereof to each Lender by not later than
10:00 a.m. (Minneapolis, Minnesota time). If the amount owed by a
Lender is greater than $25,000, that Lender, subject to Subsection
(e), shall send to the Agent by wire transfer the amount it owes by not later than 1:00 p.m. (Minneapolis, Minnesota time) on the Settlement Date. If the amount owed to a Lender is greater than
$25,000, the Agent shall send to that Lender the amount owed by not later than 2:00 p.m. (Minneapolis, Minnesota time) on the
Settlement Date provided the Agent has received the funds required to be paid to it by the other Lenders.
(e)	Lender's Right to Refuse to Fund Advances During Default
Periods. During Default Periods, no Lender shall be obligated to fund its portion of any Revolving Advances. Notwithstanding the preceding sentence, a Lender shall fund its Percentage of any Revolving Advances made by Norwest pursuant to subsection (d) during a Default Period until the Agent receives a written notice (an Opt Out Notice) from such Lender stating that such Lender shall not fund its Percentage of any such Revolving Advances made after the date of receipt by the Agent of the Opt Out Notice. Any Opt Out Notice shall remain in effect until the Agent notifies the Lenders that the Default Period has ended at which time each Lender shall again be obligated to fund its Percentage of any Revolving Advances made by Norwest pursuant to subsection (d) until a new Default Period occurs and the Agent has received the Lender a new Opt Out Notice.
 (f)	Lender Refuses to Fund. Notwithstanding the foregoing, if
any Lender has wrongfully refused to fund its Percentage of Advances as required hereunder, or if the principal balance of any Lender's Notes is for any reason less than its Percentage of the aggregate principal balances of the Notes, the Agent may remit all payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Lender hereunder is equal to its Percentage of the aggregate amount owing to the Lenders hereunder. The provisions of this
Section 9.3 are intended only to set forth certain rules for the application of Collections if a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 9.4 Expenses. All Collections received or effected by the Agent may be applied, first, to pay or reimburse the Agent for all costs, expenses, damages and liabilities at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney's fees, foreclosure expenses and advances made to protect the security of any collateral, but excluding costs, expenses, damages and liabilities to the extent such costs, expenses, damages and liabilities arise from the Agent's gross negligence or willful misconduct). If the Agent does not receive Collections sufficient to cover any such costs, expenses, damages or liabilities within 30 days after their incurrence or imposition, each Lender shall, upon demand, remit to the Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such Collections.

Section 9.5 Use of the Term Agent. The term Agent is used herein in reference to the Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Agent and the Lenders, as independent contracting parties. However, the obligations of the Agent shall be limited to those expressly set forth herein and in no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency.

Section 9.6 Collections Received Directly by Lenders. If any
Lender shall obtain any Collections other than through distributions made in accordance with Section 9.3, such Lender shall promptly give notice of such fact to the Agent and shall purchase from the other Lenders such participations in the Notes and the Obligation of Reimbursement as shall be necessary to cause the purchasing Lender to share such Collections ratably with each of them; provided, however, that if all or any portion of such Collections is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchasing Lender restored to the extent of such recovery (but without interest thereon).

Section 9.7 Indemnification. Each Lender severally (but not jointly) hereby agrees to indemnify and hold harmless the Agent, as well as the Agent's agents, employees, officers and directors, ratably according to its Percentage from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgment, demands, damages, costs, disbursements, or expenses (including attorneys' fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Agent or its agents, employees, officers or directors in any way relating to or arising out of the Loan Documents, or as a result of any action taken or omitted to be taken by the Agent; provided, however, that no Lender shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs disbursements, or expenses resulting from the gross negligence or willful misconduct of the Agent or the Servicer. The Agent shall not be required to take any action in connection with this Agreement or any other Loan Document unless indemnified to its satisfaction by the Lenders in accordance with their respective Percentages against loss, cost, liability and expense. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished.

Section 9.8 Priority in Collateral. To the extent the Security
Interest secures Obligations which do not arise out of, or are not evidenced by, the Loan Documents, the Security Interest in such Obligations shall be subordinate to the prior payment of all Obligations which do arise out of, or are evidenced by, the Loan Documents. To the extent all Lenders have any such subordinate Obligations, payment of those subordinate Obligations shall be shared by the Lenders on a pro rata basis determined in accordance with the outstanding principal balance of such subordinate Obligations held by each Lender.

Section 9.9 Exculpation. The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon any writing which it believes to be genuine or to have been presented by a proper person. Neither the Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (ii) be responsible for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (iii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations, or (iv) in any event, be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity.

Section 9.10 Agent and Affiliates. The Agent shall have the same rights, powers and obligations hereunder in its individual capacity as any other Lender, and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Agent were not the Agent hereunder.

Section 9.11 Credit Investigation. Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its Commitment been granted and the Advances made directly by such Lender to the Borrower without the intervention of the Agent or any other Lender. Each Lender agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness of the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith.

Section 9.12 Defaults. The Agent shall have no duty to inquire into any performance or failure to perform by the Borrower and shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than under Section 8.1(a) or (b) unless the Agent has received notice from a Lender or the Borrower specifying the occurrence of such Default or Event of Default. If the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Lenders. Upon learning of the occurrence of a Default, the Agent shall (subject to Section 9.7) (a) in the case of an Event of Default, not take any the actions referred to in Section 8.2(b) unless so directed by the Required Lenders, and (b) in the case of any Default, take such actions with respect to such Default as shall be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may take any action, or refrain from taking any action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.

Section 9.13 Resignation. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and the Lenders. If the Agent resigns, the Required Lenders shall as promptly as practicable appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving of notice of resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request and the resigning Agent shall be discharged from its duties and obligations under this Agreement. After any resignation pursuant to this Section 9.13, the provisions of this Section 9.13 shall inure to the benefit of the retiring Agent as to any actions taken or omitted to be taken by it while it was an Agent hereunder.

Section 9.14 Obligations Several. The obligations of each Lender hereunder are the several obligations of such Lender, and no Lender or the Agent shall be responsible for the obligations of any other Lender hereunder, nor will the failure by the Agent or any Lender to perform any of its obligations hereunder relieve the Agent or any other Lender from the performance of its respective obligations hereunder. Nothing contained in this Agreement, and no action taken by any Lender or the Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents, shall be deemed to constitute the Lenders, together or with or without the Agent, a partnership, association, joint venture or other entity.

Section 9.15 Sale or Assignment; Addition of Lenders. Except as
permitted under the terms and conditions of this Section 9.15 or, with respect to participations, under Section 9.16, no Lender may sell, assign or transfer its rights or obligations under this Agreement or its interest in any Note. Any Lender, at any time upon at least ten (10) Business Days' prior written notice to the Agent and the Borrower (unless the Agent and the Borrower consent to a shorter period of time), may assign all of such Lender's Notes, Advances and Facility Amounts, or a portion thereof (so long as any such portion is not less then $5,000,000 and is in equal percentages of such assigning Lender's Facility Amounts), to a domestic bank, an insurance company or other financial institution (an Applicant) on any date (the Adjustment
Date) selected by such Lender, but only so long as the Borrower and the Agent shall have provided their prior written approval of such proposed Applicant, which prior written approval will not be unreasonably withheld. Notwithstanding the foregoing, (i) so long as no Default Period shall exist, Norwest's Percentage shall not be less than twelve and one half percent (12.5%), (ii) assignments may be made by a Lender to another Lender already a party to this Agreement in an amount not less than $5,000,000 and (iii) no consent of the Borrower shall be required for the sale of an interest to an affiliate of a Lender or, in any event, if a Default Period shall exist. Upon receipt of such approval and to confirm the status of each additional Lender as a party to this Agreement and to evidence the assignment in accordance herewith:
(a)	the Agent, the Borrower, the assigning Lender and such
Applicant shall, on or before the Adjustment Date, execute and deliver to the Agent an Assignment Certificate in substantially the form of
Exhibit G (an Assignment Certificate);
(b)	the Borrower will execute and deliver to the Agent, for
delivery by the Agent in accordance with the terms of the Assignment Certificate, (i) new Notes payable to the order of the Applicant in amounts corresponding to the applicable Percentages of the Facilities acquired by such Applicant and (ii) new Notes payable to the order of the assigning Lender in amounts corresponding to the retained
Percentages. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the Notes to be replaced by such new Notes, shall be dated the effective date of such assignment and shall otherwise be in the form of the Notes to be replaced thereby. Such new Notes shall be issued in substitution for, but not in satisfaction or payment of, the Notes being replaced thereby and such new Notes shall be treated as Notes for purposes of this Agreement; and
(c)	the assigning Lender shall pay to the Agent an
administrative fee of $2,500.
Upon the execution and delivery of such Assignment Certificate and such new Notes, and effective as of the effective date thereof (i) this Agreement shall be deemed to be amended to the extent, and only to the extent, necessary to reflect the addition of such additional Lender and the resulting adjustment of the Percentages arising therefrom, (ii) the assigning Lender shall be relieved of all obligations hereunder to the extent of the reduction of the assigning Lender's Percentage, and (iii) the Applicant shall become a party hereto and shall be entitled to all rights, benefits and privileges accorded to a Lender herein and in each other Loan Document or other document or instrument executed pursuant hereto and subject to all obligations of a Lender hereunder, including, without limitation, the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Required Lenders or all Lenders. Promptly after the execution of any Assignment Certificate, a copy thereof shall be delivered by the Agent to each Lender and to the Borrower. In order to facilitate the addition of additional Lenders hereto, the Borrower and the Lenders shall cooperate fully with the Agent in connection therewith and shall provide all reasonable assistance requested by the Agent relating thereto, including, without limitation, the furnishing of such written materials and financial information regarding the Borrower as the Agent may reasonably request, the execution of such documents as the Agent may reasonably request with respect thereto, and the participation by officers of the Borrower, and the Lenders in a meeting or teleconference call with any Applicant upon the request of the Agent.

Section 9.16 Participation. In addition to the rights granted in
Section 9.15, each Lender may grant participations in all or a portion of its Notes, Advances, and Facility Amounts to any domestic bank, insurance company, financial institution or an affiliate of such Lender. No holder of any such participation, however, shall be entitled to require any Lender to take or omit to take any action hereunder except those actions described in Section
10.4 requiring consent of all Lenders. The Lenders shall not, as among the Borrower, the Agent and the Lenders, be relieved of any of their respective obligations hereunder as a result of any such granting of a participation. The Borrower hereby acknowledges and agrees that any participation described in this Section 9.16 may rely upon, and possess all rights under, any opinions, certificates, or other instruments or documents delivered under or in connection with any Loan Document. Except as set forth in this Section 9.16, no Lender may grant any participation in the Notes, Advances, Acceptances or Commitments.

Section 9.17 Borrower not a Beneficiary or Party. Except with respect to the limitation of liability applicable to the Lenders under Section
9.14 and the Borrower's right to approve additional Lenders in accordance with
Section 9.15, the provisions and agreements in this Article IX are solely among the Lenders and the Agent and the Borrower shall not be considered a party thereto or a beneficiary thereof.

ARTICLE X

Miscellaneous

Section 10.1 Representations of Lenders Concerning Warrants.
(a)	Investment Intent. The Warrants and the Warrant Stock are
being acquired by each Lender for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Each Lender understands that the Warrants and the Warrant Stock, have not been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of the Borrower and others upon this exemption is predicated in part upon this representation and warranty. Each Lender further understands that the Warrants and the Warrant Stock, may not be transferred or resold without
(i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws. Each Lender understands that an exemption from such registration is not presently available pursuant to Rule 144 promulgated under the Securities Act by the Securities and Exchange Commission (the "Commission") and that in any event the Lender may not sell any securities pursuant to Rule 144 before the expiration of a two-year period after its has acquired the securities. Each Lender understands that any sales pursuant to Rule 144 may only be made in full compliance with the provisions of Rule 144.
(b)	Location of Principal Office and Qualification as Accredited
Investor. The state in which each Lender's principal office is located is set forth next to its signature below. Unless otherwise indicated on the Lender's certification delivered to the Borrower, each Lender qualifies as an accredited investor within the meaning of Rule 501 under the Securities Act for the reasons specified on such certification. Each Lender has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment to be made hereunder. Each Lender has and has had access to all of the Borrower's material books and records and access to the Borrower's executive officers has been provided to the Borrower or its qualified agents.

Section 10.2 No Waiver; Cumulative Remedies. No failure or delay on the part of the Lenders in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 10.3 Assignment of Rights and Duties Under Old Loan
Documents to CIT.
(a)	Assignment to CIT. Effective on the Funding Date, (i) each
Assigning Lender hereby assigns to CIT, without representation, recourse or warranty of any kind, one twelfth (1/12) of all of its right, title and interest in, and its obligations under, the Old Loan Documents and the Existing Security Documents; (ii) CIT is hereby accorded all rights, privileges and benefits of a Lender under the Existing Security Documents (including obtaining the benefit of all Collateral securing payment of the Notes); (iii) each Assigning Lender is hereby relieved of all of its obligations under the Old Loan Documents to the extent of such assignment; and (iv) CIT hereby accepts, and the Borrower hereby consents to, such assignment.
(b)	Acknowledgment by CIT. CIT acknowledges, confirms and agrees that: (i) it has received a copy of the Existing Security Documents, together with the exhibits related thereto, and has reviewed and approved each and every such document; (ii) the assignment described in Subsection (a) is made without recourse to, or representation or warranty by, any Assigning Lender or the Agent and that no Assigning Lender or the Agent has made any representations or warranties, express or implied, with respect to any aspect of the Old Loan Documents, the Loan Documents, including, without limitation (A) the existing or future solvency or financial condition or responsibility of the Borrower, its partners or any guarantors, (B) the payment or collectibility of the Obligations, (C) the validity, enforceability or legal effect of the Old Loan Documents or the Loan Documents, or any other instrument or document furnished by the Borrower thereunder, or (D) the validity or effectiveness of the liens and security interests created by any of the Old Loan Documents or the Loan Documents; (iii) it has made or caused to be made such independent investigation of the Borrower and its creditworthiness and all the matters affecting CIT's decision to become a Lender as it has deemed necessary; and (iv) in making its decision to accept the assignment described in Subsection (a), it has not relied in any manner upon any judgment, determination, or statement of any Assigning Lender or the Agent, whether contained in any materials delivered by any such Lender or Agent to CIT, or otherwise, in becoming an additional Lender hereunder.
(c)	Allocation of Interest and Fees. The Agent shall collect and apply all accrued interest and fees under the Old Credit Agreement for all periods on or before the Funding Date for the sole benefit of and to the sole account of the Assigning Lenders. CIT shall be entitled to receive interest and fees under this Agreement beginning on the first day after the Funding Date.

Section 10.4 Consent of Required Lenders; Amendments, Requested
Waivers, Etc.
(a)	Except as provided in Subsection (b), the Lenders' consent
as required by any provision of this Agreement shall be deemed given by the consent of the Required Lenders.
(b)	No amendment, modification, termination or waiver of any
provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Required Lenders and, if the rights or duties of the Agent are affected thereby, by the Agent; provided, however, that unless in writing and signed by each Lender affected thereby, no amendment, modification, termination, waiver or consent shall, do any of the following: (i) increase the amount of any Lender's Facility Amount (all Lenders shall be deemed affected by any change to a Lender's Facility Amount); (ii) reduce the amount of any payment of principal of or interest on a Lender's Advances or the fees payable to such Lender hereunder; (iii) except as otherwise provided in Section 9.6, postpone any date fixed for any payment of principal of or interest on such Lenders' Advances or the fees payable to such Lender hereunder; (iv) change the definitions of Borrowing Base or Required Lenders, or any other definitions referred to therein or necessary to the understanding thereof; (v) release of Collateral in an amount exceeding $500,000 in the aggregate during any fiscal year; or
(vi) amend this Section 10.4 or any other provision of this Agreement requiring the consent or other action of all of the Lenders. Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances; provided, further, that the Agent may release up to $500,000 in the aggregate of Collateral in any fiscal year without further consent by any Lender.

Section 10.5 Addresses for Notices, Etc. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail,
(c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or transmitted to the party to whom notice is being given at its address or telecopier number as set forth on the execution pages of this Agreement or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this
Section 10.5. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lenders pursuant to any of the provisions of Article II shall not be effective until received by the Lenders.

Section 10.6 Further Documents. The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that any Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the rights of the Lenders under this Agreement (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of this Agreement and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 10.7 Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Agent's duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Agent need not otherwise preserve, protect, insure or care for any Collateral. The Agent shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any Collections in any particular order of application.

Section 10.8 Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses, including reasonable attorneys' fees, incurred by the Lenders or the Agent in connection with the Obligations, this Agreement, the Loan Documents, any Letters of Credit, and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest and the Security Documents.

Section 10.9 Indemnity. In addition to the payment of expenses pursuant to Section 10.8, the Borrower agrees to indemnify, defend and hold harmless each Lender, and any of their participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the Indemnitees) from and against (i) any and all transfer taxes, documentary taxes, or other assessments or charges of a similar nature made by any governmental authority by reason of the execution and delivery of this Agreement and the other Loan Documents or the making of the Advances (excluding any reserve, capital or other such charges imposed on a Lender),
(ii) any and all liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with any investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances, this Agreement and the other Loan Documents or the use or intended use of the proceeds of the Advances, excluding, however, from the foregoing any such proceedings brought solely as a result of a Lender's own gross negligence or willful misconduct or in connection with regulatory activities applicable to a Lender and not based upon any Default by the Borrower hereunder, and (iii) without limiting the foregoing, any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.16 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.4(b) (the Indemnified Liabilities). If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The obligation of the Borrower under this Section 10.9 shall survive the termination of this Agreement and the discharge of the Borrower's other obligations hereunder.

Section 10.10 Participants. The Lenders and their participants, if any, are not partners or joint venturers, and the Lenders shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lenders may be transferred or delegated to any of the participants, successors or assigns of the Lenders.

Section 10.11 Execution in Counterparts. This Agreement and other
Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 10.12 Binding Effect; Assignment; Complete Agreement. The
Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of the Lenders. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

Section 10.13 Severability of Provisions. Any provision of this
Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 10.14 Headings. Article and Section headings in this
Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.15 Superseding of Old Credit Agreement; Substitution of
Notes. Upon execution and delivery of this Agreement, the Old Credit Agreement shall be deemed superseded in its entirety by this Agreement and shall have no further force or effect. From and after the date hereof, each reference in any Loan Document to the Old Credit Agreement shall be deemed a reference to this Agreement and to the Security Interest created hereunder. All indebtedness evidenced by the Old Revolving Notes shall be deemed evidenced by the Revolving Notes and the Term Notes, as the case may be, issued to the Lenders in their respective Percentages thereof. Notwithstanding the replacement of the Old Credit Agreement with this Agreement, the Existing Security Documents, and all other Loan Documents and Security Documents executed in connection with or pursuant to the Old Credit Agreement (except those expressly superceded hereby) shall remain in full force and effect and shall secure all Notes as if such Notes were executed and delivered on the date thereof.

Section 10.16 Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lenders, the Agent and any and all parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

Section 10.17 Governing Law; Jurisdiction, Venue; Waiver of Jury
Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. Each party consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient and agrees that any litigation initiated by any of them in connection with this Agreement shall be venued in either the District Court of Hennepin County, Minnesota, or the United States District Court, District of Minnesota, Fourth Division. EACH OF THE BORROWER, THE LENDERS, AND THE AGENT HEREBY, KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Address:
1150 Sheldahl Road
Northfield, Minnesota 55057-9444
Attention: John V. McManus
Telecopier: 507-663-8326
SHELDAHL, INC.

By _____________________________
John V. McManus
Its Vice President of Finance

Address:
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-0152
Attn: Vice President
Telecopier: (612) 341-2472
NORWEST BANK MINNESOTA, NATIONAL
ASSOCIATION, as Agent

By _____________________________
Terry S. Jackson
Its Vice President

Address:
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-0152
Attn: Vice President
Telecopier: (612) 341-2472
Revolving Facility Amount: $6,250,000
Revolving Facility Percentage: 25.0%
Term Facility Amount: $4,000,000
Term Facility Percentage: 25.0%
Bridge Facility Amount: $4,750,000
Bridge Facility Percentage: 25.0%
NORWEST BANK MINNESOTA, NATIONAL
ASSOCIATION

By _____________________________
Terry S. Jackson
Its Vice President

Address:
111 West Monroe Street
Chicago, IL 60603
Attn: Cathy Ciolek
Telecopier: (312) 461-2591
Revolving Facility Amount: $6,250,000
Revolving Facility Percentage: 25.0%
Term Facility Amount: $4,000,000
Term Facility Percentage: 25.0%
Bridge Facility Amount: $4,750,000
Bridge Facility Percentage: 25.0%
HARRIS TRUST AND SAVINGS BANK

By _____________________________
Cathy Ciolek
Its Vice President

Address:
611 Woodward Avenue, Suite 8074
Detroit, Michigan 48226
Attn: Marguerite C. Gordy
Telecopier: 313-225-1212
Revolving Facility Amount: $6,250,000
Revolving Facility Percentage: 25.0%
Term Facility Amount: $4,000,000
Term Facility Percentage: 25.0%
Bridge Facility Amount: $4,750,000
Bridge Facility Percentage: 25.0%
NBD BANK

By _____________________________
Marguerite C. Gordy
Its Vice President

Address:
900 Ashwood Parkway, 6th floor
Atlanta, Georgia 30338
Attn: Scott Hopkins
Telephone: 770-677-3467
Telecopier: 770-551-7867
Revolving Facility Amount: $6,250,000
Revolving Facility Percentage: 25.0%
Term Facility Amount: $4,000,000
Term Facility Percentage: 25.0%
Bridge Facility Amount: $4,750,000
Bridge Facility Percentage: 25.0%
THE CIT GROUP/EQUIPMENT
FINANCING, INC.

By _____________________________
Richard Doherty
Its Senior Vice President

	Table of Exhibits and Schedules
Exhibit A 	Form of Revolving Note
Exhibit B 	Form of Term Note
Exhibit C	 Form of Bridge Note
Exhibit D	 Premises
Exhibit E	 Acknowledgment and Agreement re Sidrabe Technology
Exhibit F 	Compliance Certificate
Exhibit G	 Assignment Certificate

Schedule 5.1 	Trade Names, Chief Executive Office,
Principal Place of Business, and Locations
of Collateral
Schedule 5.3	Capital Stock
Schedule 5.7	Subsidiaries and Joint Ventures
Schedule 5.9	Litigation and Environmental Issues
Schedule 5.16	Environmental Matters
Schedule 7.1	Permitted Liens
Schedule 7.2	Permitted Indebtedness and Guaranties

Exhibit A to Credit and Security Agreement

REVOLVING NOTE
$6,250,000									Minneapolis, Minnesota

June 19, 1998

For value received, the undersigned, SHELDAHL, INC., a Minnesota corporation (the Borrower), hereby promises to pay on the Termination Date as defined in the Credit Agreement (defined below), to the order of ____________________________________________, a ________________ ___________
(the Lender), at the main office of Norwest Bank Minnesota, National Association, as agent (the Agent) in Minneapolis, Minnesota, or at any other place designated at any time in accordance with the Credit Agreement, in lawful money of the United States of America and in immediately available funds, the principal sum of Six Million Two Hundred and Fifty Thousand Dollars ($6,250,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement together with interest on the principal amount hereunder remaining unpaid from time to time (the Principal Balance), computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate applicable to Revolving Advances from time to time under the Credit and Security Agreement of even date herewith (as amended, supplemented or restated from time to time, the Credit Agreement) by and among the Borrower, various financial institutions and Norwest Bank Minnesota, National Association, as Agent. Interest accruing on the Principal Balance shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.
This Note is issued pursuant, and is subject, to the Credit
Agreement, which provides, among other things, for acceleration hereof. This
Note is a Revolving Note referred to in the Credit Agreement. To the extent this Note evidences the Borrower's Obligation to pay Existing Revolving Advances (as defined in the Credit Agreement), this Note is issued in partial substitution for and replacement of but not in payment of the Old Revolving Notes.

This Note is secured, among other things, pursuant to the Credit
Agreement and all Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.
The Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SHELDAHL, INC.
By ____________________________
John V. McManus
Its Vice President of Finance

Exhibit B to Credit and Security Agreement

TERM NOTE
$4,000,000									Minneapolis, Minnesota

June 19, 1998

For value received, the undersigned, SHELDAHL, INC., a Minnesota corporation (the Borrower), hereby promises to pay on the Termination Date as defined in the Credit Agreement (defined below), to the order of ____________________________________________, a ________________ ___________
(the Lender), at the main office of Norwest Bank Minnesota, National Association, as agent (the Agent) in Minneapolis, Minnesota, or at any other place designated at any time in accordance with the Credit Agreement, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Million Dollars ($4,000,000) or, if less, the unpaid principal amount of the Term Advance made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time (the Principal Balance), computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (as amended, supplemented or restated from time to time, the Credit Agreement) by and among the Borrower, various financial institutions and Norwest Bank Minnesota, National Association, as Agent.
Principal of this Note and interest accruing thereon shall be due and payable in installments in amounts determined in accordance with the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement. This Note is issued pursuant, and is subject, to the Credit Agreement. This Note is a Term Note referred to in the Credit Agreement.
This Note is secured, among other things, pursuant to the Credit
Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.
The Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SHELDAHL, INC.

By ____________________________
John V. McManus
Its Vice President of Finance

Exhibit C to Credit and Security Agreement

BRIDGE NOTE
$4,750,000									Minneapolis, Minnesota

June 19, 1998

For value received, the undersigned, SHELDAHL, INC., a Minnesota corporation (the Borrower), hereby promises to pay on the Termination Date as defined in the Credit Agreement (defined below), to the order of ____________________________________________, a ________________ ___________
(the Lender), at the main office of Norwest Bank Minnesota, National Association, as agent (the Agent) in Minneapolis, Minnesota, or at any other place designated at any time in accordance with the Credit Agreement, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) or, if less, the unpaid principal amount of the Bridge Advance made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time (the Principal Balance), computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this
Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (as amended, supplemented or restated from time to time, the Credit Agreement) by and among the Borrower, various financial institutions and Norwest Bank Minnesota, National Association, as Agent.

Principal of this Note and interest accruing thereon shall be due and payable in installments in amounts determined in accordance with the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement. This Note is issued pursuant, and is subject, to the Credit Agreement. This Note is a Bridge Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit
Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.
The Borrower hereby agrees to pay all costs of collection, including attorneys' fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

SHELDAHL, INC.

By ____________________________
John V. McManus
Its Vice President of Finance

Exhibit D to Credit and Security Agreement

Premises

The Premises referred to in the Amended and Restated Credit and Security Agreement are described as follows:

[to be completed by Borrower]

Exhibit F to Credit and Security Agreement

Compliance Certificate

TO:		Terry S. Jackson
Norwest Bank Minnesota, National Association
DATE:	____________________, 199__
SUBJECT:	Financial Statements

Dear Mr. Jackson:

I am the duly qualified and acting [Vice President of Finance][assistant corporate controller] of Sheldahl, Inc. (the Borrower) and I am familiar with the financial statements and financial affairs of the Borrower. I am authorized to execute this Compliance Certificate on behalf of the Borrower.

Pursuant to Section 6.1 of the Credit and Security Agreement dated as of June 19, 1998, by and among the Borrower, Norwest Bank Minnesota, National Association, as agent (Norwest; herein in such capacity, together with any party which may become the successor Agent under such Credit and Security Agreement, the Agent), and each of the financial institutions which are now or may hereafter become parties to such Credit and Security Agreement (as the same may be amended, supplemented or restated from time to time, the Credit Agreement), enclosed are an unaudited balance sheet and statements of income and retained earnings of the Borrower, as of ___________, 199__ (the Reporting Date), and for the year-to-date period ending on the Reporting Date. All terms used in this Compliance Certificate shall have the meanings given in the Credit Agreement.

The balance sheet and statements of income and retained earnings fairly present the financial condition of the Borrower as of the date thereof. They have been prepared in accordance with GAAP.

I hereby certify to the Lenders as follows:
	The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement.
	The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect to thereto.

I further certify to the Lenders as follows:

1.	Minimum Net Income. Pursuant to Section 6.17, the Borrower's
Net Income as of August 30, 1998 was $____________ which satisfies or does not satisfy the requirement that such amount be no less than $(36,000,000) on such date.

2.	 Minimum Cash Flow Available for Debt Service. Pursuant to
Section 6.18, as of the Reporting Date, the Borrower's Cash Flow
Available for Debt Service was $_____________, which satisfies or does not satisfy the requirement that such amount be no less than $_____________________ as set forth in the table below:

             	Fiscal Quarter Ending       	Minimum Cash Flow
                                         		Available for Debt
                                              		Service
                     	8/31/98               	$(3,403,000)
	                    11/30/98                	$2,409,000
                     	2/28/99                	$5,180,000
                     	5/31/99                	$9,671,000
                     	8/31/99               	$16,259,000

3.	Minimum Debt Service Coverage Ratio. Pursuant to Section
6.19 of the Credit Agreement, as of the Reporting Date, the Borrower's Debt Service Coverage Ratio was _____ to 1.00 which satisfies or does not satisfy the requirement that such ratio be no less than ______ to
1.00 on the Reporting Date as set forth in table below:

             	Fiscal Quarter Ending	       Minimum Debt Service
                                            		Coverage Ratio

                   	11/30/98                  	0.80 to 1.00
                    	2/28/99                  	0.90 to 1.00
                    	5/31/99	                  1.25 to 1.00
                    	8/31/99	                  1.50 to 1.00

4.	Minimum Pre-tax Net Income. Pursuant to Section 6.20 of the
Credit Agreement, the Borrower's Pre-tax Net Income as of the Reporting Date, was $____________, which satisfies or does not satisfy the requirement that such amount be not less than $_____________ during such period as set forth in table below:

              	Fiscal Quarter Ending	        Minimum Pretax Net

                    	11/30/98                  	$(2,327,000)
                     	2/28/99                  	$(4,412,000)
                     	5/31/99                  	$(3,440,000)
                     	8/31/99                    	$(542,000)

5.	Minimum Book Net Worth. Pursuant to Section 6.21 of the
Credit Agreement, as of the Reporting Date, Net Equity Proceeds equal $________________, and the Borrower's Book Net Worth was $____________,
which satisfies or does not satisfy the requirement that the Borrower's Book Net Worth be not less than the sum of (i) $46,000,000, (ii) the minimum amount of Pre-tax Net Income required pursuant to Section 6.21, if any, and (iii) all Net Equity Proceeds.

6.	Capital Expenditures. Pursuant to Section 7.12 of the Credit
Agreement, for the fiscal quarter ending on the Reporting Date, the Borrower and its Subsidiaries have expended or contracted to expend for Capital Expenditures, $__________________ in the aggregate, which satisfies or does not satisfy the requirement that such expenditures not exceed $__________ in the aggregate during such fiscal quarter as set forth below plus $_________________ which was carried forward from prior fiscal quarters in accordance with Section 7.12.

              	Fiscal Quarter	            Capital Expenditures
                  	Ending

                 	8/31/98                     	$5,170,000
                	11/30/98	                     $2,000,000
                 	2/28/99                     	$2,000,000
                 	5/31/99	                     $3,000,000
                 	8/31/99	                     $3,000,000

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

SHELDAHL, INC.
By ________________________________

Its [Vice President of Finance]
[Assistant Corporate Controller]

Exhibit G to Credit and Security Agreement

ASSIGNMENT CERTIFICATE

THIS CERTIFICATE (the Certificate) is delivered pursuant to
Section 9.15(a) of that certain Credit and Security Agreement dated as of June 19, 1998 (as amended or modified to date, the Credit Agreement) among Sheldahl, Inc., Norwest Bank Minnesota, National Association, as agent (Norwest; herein in such capacity, together with any party which may become the successor Agent under the Credit Agreement, the Agent), and each of the financial institutions which are now or may hereafter become parties to the Credit Agreement (the Lenders).

The undersigned hereby agree as follows:

1.	The Applicant listed below under the caption Applicant has
indicated its desire to become a Lender pursuant to Section 9.15 of the Credit Agreement.

2.	The Adjustment Date on which such Applicant shall become a
Lender is ______________, _____, subject to compliance with the terms and conditions of the Credit Agreement.

3.	The Facility Amount, Percentage and outstanding principal
balance of Advances being assigned by the assigning Lender (the Assigning Lender) and being assumed by the Applicant on the Adjustment Date are set forth on the signature page hereof below such Applicant's name under the captions Facility, Facility Amount, Percentage, and Assigned Advances.

4.	After giving effect to the assigning and transferring of the specified Facility Amount, Percentage and Advances of each Facility to the Applicant on the Adjustment Date as set forth above, the Assigning Lender's Facility Amount , Percentage, and outstanding Advances of each Facility shall be as set forth below the Assigning Lender's name under the caption Adjusted Facility Amount, Adjusted Percentage and Adjusted Advances (and the Assigning Lender shall be relieved of all obligations under the Credit Agreement to the extent of the reduction effected to its Facility Amounts and Percentages in accordance herewith).

5.	The Facility Amounts, Percentages and Advances are being
assigned pro rata.

6.	From and after the date this Certificate becomes effective,
the Agent shall collect and apply all accrued interest and fees under the Credit Agreement for all periods prior to the Adjustment Date for the sole benefit of and for the sole account of the Assigning Lender. The Applicant shall be entitled to receive interest and fees from and after the Adjustment Date.

7.	This Certificate will become effective upon the receipt by
the Agent of counterparts of this Certificate duly executed and delivered by the Borrower, the Assigning Lender and the Applicant (or other evidence of such execution satisfactory to the Agent).

8.	Concurrently with the execution and delivery hereof, the
Borrower shall issue and deliver to the Agent substitute or replacement Notes payable to the Assigning Lender and to the Applicant. The Agent agrees to deliver such substitute or replacement Notes to the Applicant and to the Assigning Lender promptly after the Adjustment Date or (if later) the receipt by the Agent thereof. The Assigning Lender agrees to deliver to the Borrower, promptly after the Adjustment Date, the Note payable to the Assigning Lender delivered prior to the Adjustment Date, such Notes to be marked Replaced.

9.	Upon the effectiveness of this Certificate as specified in
Section 7 above, the Applicant shall become a party to the Credit Agreement and a Lender thereunder and (a) shall be entitled to all rights, benefits and privileges accorded to a Lender in the Credit Agreement, (b) shall be subject to all obligations of a Lender thereunder (including without limitation the obligation to fund its Percentage of Advances thereafter requested and the Obligation of Reimbursement) and (c) shall be deemed to have specifically ratified and confirmed, and by executing this Certificate the Applicant hereby specifically ratifies and confirms, all of the provisions of the Credit Agreement.

10.	Each of the undersigned shall, at any time and from time to
time upon the written request of any other of the undersigned, execute and deliver such further documents and do such further acts and things as such party may reasonably request in order to effect the purpose of this Certificate.

11.	This Certificate may be executed in any number of
counterparts by the parties hereto, each of which counterparts shall be deemed to be an original and all of which shall together constitute one and the same certificate. Matters relating to this Certificate shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota, without regard to conflicts of laws principles.

12.	The Applicant acknowledges and confirms that it has received a copy of the Credit Agreement and the exhibits related thereto. The Applicant further confirms and agrees that (i) in becoming a Lender and in undertaking its Commitment and making Advances under the Credit Agreement, such actions have and will be made without recourse to, or representation or warranty by, the Assigning Lender or the Agent, and (ii) the address shown below its signature hereto shall be its notice address for purposes of Section 10.5 of the Credit Agreement unless and until it shall designate, in accordance with
Section 10.5, another address for such purposes.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the Adjustment Date set forth above.

SHELDAHL, INC.

By_________________________________
Its_______________________________

NORWEST BANK MINNESOTA, NATIONAL
ASSOCIATION, as Agent

By_________________________________
Its______________________________

Applicant
______________________________
______________________________
______________________________
Attn:  _________________________
Phone: ________________________
Fax: __________________________
[APPLICANT], as Lender
By ________________________________
Its _____________________________

Facility
Facility Amount
Percentage
Assigned Advances
Revolving
$____________
_____%
$_______________
Term
$_____________
_____%
$_______________
Bridge
$____________
_____%
$_______________
Assigning Lender

[ASSIGNING LENDER], as Lender
By ________________________________
Its _____________________________

Facility

Adjusted Amount
Adjusted
Percentage

Adjusted Advances
Revolving
$____________
_____%
$_______________
Term
$_____________
_____%
$_______________
Bridge
$____________
_____%
$_______________

Schedule 2.20 to Credit and Security Agreement

Sources and Uses of Funds
Sources
Uses
Term Advance 	$16,000,000
Revolving Advance 6/19/98	$26,104.65
Bridge Advance 	$19,000,000
Pay Facility A	$34,450,000
Revolving Advance	$ 2,581,917.49
Pay Facility B $2,931,012.58

Interest	$174,800.26

Schedule 5.1to Credit and Security Agreement

Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral
Trade Names

[To be completed by Borrower]
Chief Executive Office/Principal Place of Business
Sheldahl, Inc.
1150 Sheldahl Road
P.O. Box 170
Northfield, Minnesota 55057

Other Inventory and Equipment Locations
[To be completed by Borrower]

Schedule 5.3  to Credit and Security Agreement
Capital Stock

Type/Class/Series of Stock
Number of authorized shares
Number of issued and outstanding share
Common
Preferred

Describe any outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, or convertible securities

[To be completed by Borrower]

Schedule 5.7 to Credit and Security Agreement

Subsidiaries and Joint Ventures

List legal name, principal place of business and chief executive office, jurisdiction of organization, all owners and percentage of ownership interest

[To be completed by Borrower]

Schedule 5.16 to Credit and Security Agreement

Environmental Matters

[To be completed by Borrower]

Schedule 5.9 to Credit and Security Agreement

Litigation and Environmental Issues

Schedule 7.1 to Credit and Security Agreement

Permitted Liens

Creditor
Collateral
Jurisdiction
Filing
Date
Filing No.

[to be completed by Borrower]

Schedule 7.2 to Credit and Security Agreement

Permitted Indebtedness and Guaranties

Indebtedness
Creditor
Principal
Amount
Maturity
Date
Monthly
Payment
Collateral

[to be completed by Borrower]
Guaranties
Primary Obligor
Amount and Description
of Obligation Guaranteed
Beneficiary of Guaranty

[To be completed by Borrower]